Exhibit 99.1

EXPLANATORY NOTE

MDC Partners, Inc. (“MDC Partners,” “MDC, “ the “Company,” “we,” “us” or “our”) is filing this Exhibit 99.1 to its Current Report on Form 8-K to recast certain segment information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission on March 5, 2020 (the “2019 10-K”).
The Company reorganized its management structure in 2020 which resulted in a change to our reportable segments. The Company previously reported its financial results in four reportable segments, plus an All Other category: Global Integrated Agencies, Domestic Creative Agencies, Specialist Communications, Media Services, and All Other.
The Company began to present the Integrated Agencies Network reportable segment, which aggregated four operating segments (Constellation, Anomaly Alliance, Doner Partner Network and Colle McVoy), in the first quarter of 2020. In connection with our discussions with the SEC, the Company changed the prior presentation for the Integrated Agencies Network. Beginning in the second quarter of 2020, the Company separated the Integrated Agencies Network into two reportable segments: Integrated Networks - Group A (Anomaly Alliance and Colle McVoy) and Integrated Networks - Group B (Constellation and Doner Partner Network). The change was made to aggregate the operating segments that have the most similar historical average long-term profitability. The three reportable segments that result from applying the aggregation criteria are as follows: “Integrated Networks - Group A”, “Integrated Networks - Group B”; and “Media & Data Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other”.
The Company has recast the relevant parts of the following portions of the 2019 10-K:

•	Item 1: Business
•Item 2: Properties

•
Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations (up to and not including the subsection entitled “Liquidity and Capital Resources”, except for other balance sheet commitments)

•Item 8: Financial Statements and Supplementary Data
The recast items included in this Exhibit 99.1 have been updated to reflect the change in the Company’s segment reporting described above. In addition, in connection with the preparation of its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 (the “2020 Q2 10-Q”), the Company identified certain errors related to prior periods that were not material to any of the Company’s prior period financial statements; however, the cumulative effect of these errors could be considered material to the Company's financial statements subsequent to December 31, 2019. As such, the Company revised the prior period financial statements as disclosed in the 2020 Q2 10-Q. The Company has not otherwise updated for activities or events occurring after the date the Company filed the 2019 10-K, and the items included in this Exhibit 99.1 do not modify or update any other disclosures therein in any way. Without limitation of the foregoing, this filing does not purport to update the Note About Forward-Looking Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations or the Risk Factors sections of the 2019 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or becoming known to management subsequent to the date of filing of the 2019 10-K. Therefore, this Exhibit 99.1 should be read in conjunction with the 2019 10-K. For more updated information, refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 and the Company’s subsequent current reports on Form 8-K and other filings with the SEC.

MDC PARTNERS INC. AND SUBSIDIARIES

		Page
PART I
Item 1.	Business	1
Item 2.	Properties	6
PART II
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	6
Item 8.	Financial Statements and Supplementary Data	30

i

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)

PART I
Item 1. Business
MDC PARTNERS INC.
MDC was formed by Certificate of Amalgamation effective December 19, 1986, pursuant to the Business Corporations Act (Ontario). Effective December 19, 1986, MDC amalgamated with Branbury Explorations Limited, and thereby became a public company operating under the name of MDC Corporation. On January 1, 2004, MDC changed its name to its current name, MDC Partners Inc., and on June 28, 2004, MDC was continued under Section 187 of the Canada Business Corporations Act. MDC’s registered address is located at 33 Draper Street, Toronto, Ontario, M5V 2M3, and its head office address is located at 330 Hudson Street, 10th Floor, New York, New York 10013. MDC is not a “foreign private issuer” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
About Us
MDC Partners is a leading global marketing and communications network, providing marketing and business solutions that realize the potential of combining data and creativity. Through its network of agencies, MDC delivers a broad range of client services, including (1) global advertising and marketing, (2) data analytics and insights, (3) mobile and technology experiences, (4) media buying, planning and optimization, (5) direct marketing, (6) database and customer relationship management, (7) business consulting, (8) sales promotion, (9) corporate communications, (10) market research, (11) corporate identity, design and branding services, (12) social media strategy and communications, (13) product and service innovation, and (14) e-commerce management. These marketing, communications, and consulting agencies (or “Partner Firms”) provide a wide range of service offerings both domestically and globally. While in some cases the firms provide the same or similar service offerings, the core or principal service offering is the key factor that distinguishes the Partner Firms from one another.
Market Strategy
MDC’s strategy is to build, grow and acquire market-leading businesses that deliver the modern suite of services that marketers need to thrive in a rapidly evolving business environment. MDC’s differentiation lies in its best-in-class creative roots and proven entrepreneurial leaders, which together with innovations in technology and data, bring transformational marketing, activation, communications and strategic consulting services to clients. To be the modern marketing company of choice, MDC leverages its range of services in an integrated manner, offering strategic, creative and innovative solutions that are technologically forward and media-agnostic. The Company’s work is designed to challenge the industry status quo, realize outsized returns on investment, and drive transformative growth and business performance for its clients and stakeholders.
The MDC model is driven by:
Data + Creativity.  MDC creates solutions that aim to realize the potential of data and creativity, bringing the network’s award-winning creativity to modern solutions in mobile, digital experiences, and all methods of marketing communications. This is reinforced by the venture investments the Company makes in technology solutions as well as those it makes in building its own proprietary technologies and solutions from the ground up.
Talent + Entrepreneurialism.  The entrepreneurial spirit of both MDC and its firms is optimized through (1) its model that incentivizes senior-level ambition, including the creation of multi-agency networks that enable proven leaders to steward increasingly scaled platforms and provide growth opportunities for talent at all levels, and (2) best-in-class shared resources within the corporate group that allow individual firms to focus on client business and company growth.
Collaboration. MDC values collaboration as manifested through (1) MDC’s creation of customized solutions for clients across disciplines that foster the integration of complementary disciplines, driving better results for clients, and in turn, growth for its firms, and (2) the creation of multi-agency networks that drive greater opportunity for individual firms to benefit from the scale of the holding company and as well as resources of like-minded agencies within the group, and create fewer cost centers.
Reporting Segments
The Company determines an operating segment if a component (i) engages in business activities from which it earns revenues and incurs expenses, (ii) has discrete financial information, and is (iii) regularly reviewed by Mark Penn, Chief Executive Officer and Chairman of the Company, who is our Chief Operating Decision Maker (“CODM”), to make decisions regarding resource allocation for the segment and assess its performance. Once operating segments are identified, the Company performs an analysis to determine if aggregation of operating segments is applicable. This determination is based upon a quantitative analysis of the expected and historic average long-term profitability for each operating segment, together with a qualitative assessment to determine if operating segments have similar operating characteristics.
Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups (“Networks”). Mr. Penn appointed key agency executives, that report directly into him, to lead each Network. In connection with the reorganization, we reassessed our reportable segments to align our external reporting with how we operate the Networks under our new organizational structure. Prior periods presented have been recast to reflect the change in reportable segments.
The three reportable segments that resulted from our reassessment are as follows: “Integrated Networks - Group A”, “Integrated Networks - Group B”; and “Media & Data Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other.” The Company also reports corporate expenses, as further detailed below, as “Corporate.” All segments follow the same basis of presentation and accounting policies as those described in Note 2 to the Consolidated Financial Statements included herein.

•	The Integrated Networks - Group A reportable segment is comprised of the Anomaly Alliance (Anomaly, Concentric Partners, Hunter, Mono, Y Media Labs) and Colle McVoy operating segments.

•
The Integrated Networks - Group B reportable segment is comprised of the Constellation (72andSunny, CPB, Instrument and Redscout) and Doner Partner Network (6degrees, Doner, HL Group, KWT, Union, Veritas and Yamamoto) operating segments.

The operating segments aggregated within the Integrated Networks - Group A and B reportable segments provide a range of services for their clients, primarily including strategy, creative and production for advertising campaigns across a variety of platforms (print, digital, social media, television broadcast) as well as public relations and communications services, experiential, social media and influencer marketing. These operating segments share similar characteristics related to (i) the nature of their services; (ii) the type of clients and the methods used to provide services; and (iii) the extent to which they may be impacted by global economic and geopolitical risks. In addition, these operating segments compete with each other for new business and from time to time have business move between them. While the operating segments are similar in nature, the distinction between the Integrated Networks - Group A and B is the aggregation of operating segments that have the most similar historical average long-term profitability.

•
The Media & Data Network reportable segment is comprised of a single operating segment that combines media buying and planning across a range of platforms (out-of-home, paid search, social media, lead generation, programmatic, television broadcast) with technology and data capabilities.

•
All Other consists of the Company’s remaining operating segments that provide a range of services including advertising, public relations and marketing communication services, but generally do not have similar services offerings or financial characteristics as those aggregated in the reportable segments. The All Other category includes Allison & Partners, Bruce Mau, Forsman & Bodenfors, Hello, Team and Vitro.

•
Corporate consists of corporate office expenses incurred in connection with the strategic resources provided to the operating segments, as well as certain other centrally managed expenses that are not fully allocated to the operating segments. These office and general expenses include (i) salaries and related expenses for corporate office employees, including employees dedicated to supporting the operating segments, (ii) occupancy expenses relating to properties occupied by all corporate office employees, (iii) other office and general expenses including professional fees for the financial statement audits and other public company costs, and (iv) certain other professional fees managed by the corporate office. Additional expenses managed by the corporate office that are directly related to the operating segments are allocated to the appropriate reportable segment and the All Other category.

For further information relating to the Company’s segments, including financial information, see Note 21 of the Notes to the Consolidated Financial Statements and “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Ownership Information
MDC maintains a majority or 100% ownership position in substantially all of its Partner Firms with management of the Partner Firms owning the remaining equity.  MDC generally has rights to increase ownership of non-wholly owned subsidiaries to 100% over a defined period of time. MDC’s effective economic interest in each Partner Firm may vary from its voting ownership interest due to certain factors, such as the existence of contingent deferred acquisition payments and/or cash distribution hurdles related to noncontrolling interest holders.
Below are the companies reflecting our reporting structure.

MDC PARTNERS INC. AND SUBSIDIARIES
SCHEDULE OF REPORTING COMPANIES

	Year of Initial
Company	Investment	Locations
Integrated Networks - Group A:
Anomaly Alliance:
Anomaly	2011	New York, Los Angeles, Netherlands, Canada, UK, China, Germany
Concentric Partners	2011	New York
Hunter	2014	New York, UK, Los Angeles
Mono Advertising	2004	Minneapolis
Y Media Labs	2015	Redwood City, New York, India, Indianapolis, Atlanta

Colle Network:
Colle McVoy	1999	Minneapolis

Integrated Networks - Group B:
Constellation:
72andSunny	2010	Los Angeles, New York, Netherlands, Australia, Singapore
Crispin Porter + Bogusky	2001	Boulder, UK, Brazil
Instrument	2018	Portland, New York, Los Angeles
Redscout	2007	New York, UK

Doner Network:
6degrees Communications	1993	Canada
Doner	2012	Detroit, Los Angeles, Norwalk, Pittsburgh
HL Group Partners	2007	New York, Los Angeles
KWT Global	2010	New York, UK
Union	2013	Canada
Veritas	1993	Canada
Yamamoto	2000	Minneapolis, Chicago

Media & Data:
Gale Partners	2014	Canada, New York, India, Singapore
Kenna	2010	Canada
MDC Media Partners	2010	New York, Los Angeles, Detroit, Austin
Northstar Research Partners	1998	Canada, New York, UK

All Other:
Allison & Partners	2010	San Francisco, Los Angeles, New York and other US Locations, China, Singapore, Thailand, UK, Japan, Germany
Bruce Mau Design	2004	Canada, New York, UK
Forsman & Bodenfors	2016	Sweden, New York, Canada, China, Singapore
Hello Design	2004	Los Angeles
TEAM	2010	Ft. Lauderdale
Vitro	2004	San Diego, Austin

Competition
MDC operates in a highly competitive and fragmented industry. MDC Partner Firms compete for business and talent with the operating subsidiaries of large global holding companies such as Omnicom Group Inc., Interpublic Group of Companies, Inc., WPP plc, Publicis Groupe SA, Dentsu Inc. and Havas SA, as well as with numerous independent agencies that operate in multiple markets. Our Partner Firms also face competition from consultancies, tech platforms, media companies and other services firms that offer related services. MDC’s Partner Firms must compete with all of these other companies to maintain and grow existing client relationships and to obtain new clients and assignments.
MDC’s Partner Firms compete at this level by providing clients with innovative marketing solutions that leverage the full power of data, technology, and superior creativity. MDC also benefits from cooperation among its entrepreneurial Partner Firms, which enables MDC to service the full range of global clients’ varied marketing needs through custom integrated solutions. Additionally, MDC’s maintenance of separate, independent operating companies enables MDC to effectively manage potential conflicts of interest by representing competing clients across its network.
Industry Trends
There are several recent economic and industry trends that affect or may be expected to affect the Company’s results of operations. Historically, advertising has been the primary service provided by the marketing communications industry. However, as clients aim to establish one-to-one relationships with customers, and more accurately measure the effectiveness of their marketing expenditures, specialized and digital communications services as well as data and analytics services are consuming a growing portion of marketing dollars. The Company believes these changes in the way consumers interact with media are increasing the demand for a broader range of non-advertising marketing communications services (i.e., user experience design, product innovation, direct marketing, sales promotion, interactive, mobile, strategic communications and public relations), which we expect could have a positive impact on our results of operations. In addition, the rise of technology and data solutions have rendered scale less crucial as it once was in areas such as media buying, creating significant opportunities for agile and modern players. Global marketers now demand breakthrough and integrated creative ideas, and no longer require traditional brick-and-mortar communications partners in every market to optimize the effectiveness of their marketing efforts. Combined with the fragmentation of the media landscape, these factors provide new opportunities for small to mid-sized communications companies like those in the MDC network. In addition, marketers now require even greater speed-to-market to drive financial returns on their marketing and media investment, causing them to turn to more nimble, entrepreneurial and collaborative communications firms like MDC’s Partner Firms.
Clients
MDC serves a large base of clients across the full spectrum of industry verticals. In many cases, we serve the same clients in various geographic locations, across multiple disciplines, and through multiple Partner Firms. Representation of a client rarely means that MDC handles marketing communications for all brands or product lines of the client in every geographical location. During 2019, 2018 and 2017, the Company did not have a client that accounted for 5% or more of revenues. In addition, MDC’s ten largest clients (measured by revenue generated) accounted for approximately 23% of revenue for the three-year period ended December 31, 2019.
MDC’s agencies have written contracts with many of their clients. As is customary in the industry, these contracts generally provide for termination by either party on relatively short notice. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Executive Overview” for a further discussion of MDC’s arrangements with its clients.

Employees
As of December 31, 2019, we employed 5,647 people worldwide. The following table provides a breakdown of full time employees across MDC’s four reportable segments, the All Other category, and Corporate:

Segment	Total
Integrated Networks - Group A	1,576
Integrated Networks - Group B	1,921
Media & Data Network	699
All Other	1,385
Corporate	66
Total	5,647
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the effect of cost of services sold on MDC’s historical results of operations. Because of the personal service character of the marketing communications businesses, the quality of personnel is of crucial importance to MDC’s continuing success. MDC considers its relations with its employees to be satisfactory.
Seasonality
Historically, with some exceptions, we generate the highest quarterly revenues during the fourth quarter in each year. The fourth quarter has historically been the period in the year in which the highest volumes of media placements and retail-related consumer marketing occur. See Note 22 of the Notes to the Consolidated Financial Statements included herein for information relating to the Company’s quarterly results.
Available Information
Information regarding the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to these reports, will be made available, free of charge, at the Company’s website at https://www.mdc-partners.com, as soon as reasonably practicable after the Company electronically files such reports with or furnishes them to the Securities and Exchange Commission (the “SEC”). The information found on, or otherwise accessible through, the Company’s website is for information purposes only and is included as an inactive textual reference. It should not be relied upon for investment purposes, nor is it incorporated by reference into this Annual Report on Form 10-K. The Company’s filings are also available to the public from the SEC’s website at https://www.sec.gov.

Item 2. Properties
See Note 10 of the Consolidated Financial Statements included in this Annual Report for a discussion of the Company’s lease commitments and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the impact of occupancy costs on the Company’s operating expenses.
The Company maintains office space in many cities in North America, Europe, Asia, South America, and Australia. This space is primarily used for office and administrative purposes by the Company’s employees in performing professional services. This office space is in suitable and well-maintained condition for MDC’s current operations. All of the Company’s materially important office space is leased from third parties with varying expiration dates. Certain of these leases are subject to rent reviews or contain various escalation clauses and certain of our leases require our payment of various operating expenses, which may also be subject to escalation. In addition, leases related to the Company’s non-U.S. businesses are denominated in currencies other than U.S. dollars and are therefore subject to changes in foreign exchange rates.
The table below provides a brief description of all locations in which office space is maintained and the related reportable segment.

Reportable Segment	Office Locations
Integrated Networks - Group A	Los Angeles, New York, Netherlands, Canada, UK, China, Germany, Minneapolis
Integrated Networks - Group B	Los Angeles, New York, Netherlands, Australia, Singapore, UK, Boulder, Brazil, China, Portland, Canada, Detroit, Cleveland
Media & Data Services	New York, Canada, India, Singapore, Los Angeles, Detroit, Austin, UK
All Other
Atlanta. Austin, Boston, Dallas, Ft. Lauderdale, Los Angeles, New York, Portland, San Diego, San Francisco, Scottsdale, Seattle, Washington, China, Singapore, Thailand, UK, Japan, Germany, Canada, Sweden

Corporate	New York, Washington D.C., Canada, and UK

Part II
Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations
Unless otherwise indicated, references to the “Company” or “MDC” mean MDC Partners Inc. and its subsidiaries, and references to a “fiscal year” means the Company’s year commencing on January 1 of that year and ending December 31 of that year (e.g., fiscal 2019 means the period beginning January 1, 2019, and ending December 31, 2019).
The Company reports its financial results in accordance with GAAP. In addition, the Company has included certain non-GAAP financial measures and ratios, which management uses to operate the business which it believes provide useful supplemental information to both management and readers of this report in measuring the financial performance and financial condition of the Company. These measures do not have a standardized meaning prescribed by GAAP and should not be construed as an alternative to other titled measures determined in accordance with GAAP.
Two such non-GAAP measures are “organic revenue growth” or “organic revenue decline” that refer to the positive or negative results, respectively, of subtracting both the foreign exchange and acquisition (disposition) components from total revenue growth. The acquisition (disposition) component is calculated by aggregating the prior period revenue for any acquired businesses, less the prior period revenue of any businesses that were disposed of in the current period. The organic revenue growth (decline) component reflects the constant currency impact (a) of the change in revenue of the Partner Firms which the Company has held throughout each of the comparable periods presented and (b) “non-GAAP acquisitions (dispositions), net.” Non-GAAP acquisitions (dispositions), net consists of (i) for acquisitions during the current year, the revenue effect from such acquisition as if the acquisition had been owned during the equivalent period in the prior year and (ii) for acquisitions during the previous year, the revenue effect from such acquisitions as if they had been owned during that entire year or same period as the current reportable period, taking into account their respective pre-acquisition revenues for the applicable periods and (iii) for dispositions, the revenue effect from such disposition as if they had been disposed of during the equivalent period in the prior year. The Company believes that isolating the impact of acquisition activity and foreign currency impacts is an important and informative component to understand the overall change in the Company’s consolidated revenue. The change in the consolidated revenue that remains after these adjustments illustrates the underlying financial performance of the Company’s businesses. Specifically, it represents the impact of the Company’s management oversight, investments and resources dedicated to supporting the businesses’ growth strategy and operations. In addition, it reflects the network benefit of inclusion in the broader portfolio of firms that includes, but is not limited to, cross-selling and sharing of best practices. This approach isolates changes in performance of the business that take place under the Company’s stewardship, whether favorable or unfavorable, and thereby reflects the potential benefits and risks associated with owning and managing a talent-driven services business.
Accordingly, during the first twelve months of ownership by the Company, the organic growth measure may credit the Company with growth from an acquired business that is dependent on work performed prior to the acquisition date, and may include the impact of prior work in progress, existing contracts and backlog of the acquired businesses. It is the presumption of the Company that positive developments that may have taken place at an acquired business during the period preceding the acquisition will continue to result in value creation in the post-acquisition period.
While the Company believes that the methodology used in the calculation of organic revenue change is consistent with our closest U.S. competitors, the calculations may not be comparable to similarly titled measures presented by other publicly traded companies in other industries. Additional information regarding the Company’s acquisition activity as it relates to potential revenue growth is provided in this Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Certain Factors Affecting our Business.”
Direct costs represent billable or non-billable internal and third-party expenses that are directly tied to providing services to our clients where we are principal in the arrangement. Direct costs exclude staff costs, which are presented separately.
All amounts are in dollars unless otherwise stated. Amounts reported in millions herein are computed based on the amounts in thousands. As a result, the sum of the components, and related calculations, reported in millions may not equal the total amounts due to rounding.
The percentage changes included in the tables herein Item 7 that are not considered meaningful are presented as “NM”.
Recent Developments
On February 14, 2020, the Company sold substantially all the assets and certain liabilities of Sloane and Company LLC (“Sloane”), an indirectly wholly owned subsidiary of the Company, to an affiliate of The Stagwell Group LLC (“Stagwell”), for an aggregate purchase price of approximately $26 million, consisting of cash paid at closing plus contingent deferred payments expected to be paid over the next two years. The sale resulted in a gain estimated at approximately $16 million. An affiliate of Stagwell has a minority ownership interest in the Company.  Mark Penn is the CEO and Chairman of the Board of Directors of the Company and is also manager of Stagwell.
On February 27, 2020, in connection with the centralization of our New York real estate portfolio, the Company entered into an agreement to lease space at One World Trade Center. The lease term is for approximately eleven years commencing on April 1, 2020, with rental payments totaling approximately $115 million. As part of the centralization initiative, the Company will sublease existing properties currently under lease, resulting in the recovery of a significant portion of our rent obligation under such arrangements.
Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups (“Networks”). Mark Penn, Chief Executive Officer and Chairman of the Company, appointed key agency executives, that report directly into him, to lead each Network. In connection with the reorganization, we reassessed our reportable segments to align our external reporting with how we operate the Networks under our new organizational structure. Prior periods presented have been recast to reflect the change in reportable segments.

Executive Summary
MDC conducts its business through its network of Partner Firms, which provide marketing and business solutions that realize the potential of combining data and creativity. MDC’s strategy is to build, grow and acquire market-leading businesses that deliver the modern suite of services that marketers need to thrive in a rapidly evolving business environment. MDC’s differentiation lies in its best-in-class creative roots and proven entrepreneurial leaders, which together with innovations in technology and data, bring transformational marketing, activation, communications and strategic consulting services to clients. MDC leverages its range of services in an integrated manner, offering strategic, creative and innovative solutions that are technologically forward and media-agnostic. The Company’s work is designed to challenge the industry status quo, realize outsized returns on investment, and drive transformative growth and business performance for its clients and stakeholders.
MDC manages its business by monitoring several financial and non-financial performance indicators. The key indicators that we focus on are revenues, operating expenses and capital expenditures. Revenue growth is analyzed by reviewing a mix of measurements, including (i) growth by major geographic location, (ii) growth by client industry vertical, (iii) growth from existing clients and the addition of new clients, (iv) growth by primary discipline, (v) growth from currency changes, and (vi) growth from acquisitions. In addition to monitoring the foregoing financial indicators, the Company assesses and monitors several non-financial performance indicators relating to the business performance of our Partner Firms. These indicators may include a Partner Firm’s recent new client win/loss record; the depth and scope of a pipeline of potential new client account activity; the overall quality of the services provided to clients; and the relative strength of the Partner Firm’s next generation team that is in place as part of a potential succession plan to succeed the current senior executive team.
The Company previously reported its financial results in four reportable segments, plus an All Other category: Global Integrated Agencies, Domestic Creative Agencies, Specialist Communications, Media Services, and All Other.
Starting with the quarter ended March 31, 2020 the Company reorganized its management structure which resulted in a change to our reportable segments. The Company began to present the Integrated Agencies Network reportable segment, which aggregated four operating segments (Constellation, Anomaly Alliance, Doner Partner Network and Colle McVoy), in the first quarter of 2020. In connection with our discussions with the SEC, the Company changed the prior presentation for the Integrated Agencies Network. Beginning in the second quarter of 2020, the Company separated the Integrated Agencies Network into two reportable segments: Integrated Networks - Group A (Anomaly Alliance and Colle McVoy) and Integrated Networks - Group B (Constellation and Doner Partner Network). The change was made to aggregate the operating segments that have the most similar historical average long-term profitability.The three reportable segments that result from applying the aggregation criteria are as follows: “Integrated Networks - Group A”, “Integrated Networks - Group B”; and “Media & Data Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other.” The Company also reports corporate expenses, as further detailed below, as “Corporate.” All segments follow the same basis of presentation and accounting policies as those described in Note 2 to the Consolidated Financial Statements included herein. Prior periods presented have been recast to reflect the change in reportable segments.
See Note 21 of the Notes to the Consolidated Financial Statements included herein for a description of each of our reportable segments and the All Other category.
In addition, MDC reports its corporate office expenses incurred in connection with the strategic resources provided to the Partner Firms, as well as certain other centrally managed expenses that are not fully allocated to the operating segments as Corporate, including interest expense and public company overhead costs. Corporate provides client and business development support to the Partner Firms as well as certain strategic resources, including accounting, administrative, financial, real estate, human resource and legal functions.
Significant Factors Affecting our Business and Results of Operations.  The most significant factors include national, regional and local economic conditions, our clients’ profitability, mergers and acquisitions of our clients, changes in top management of our clients and our ability to retain and attract key employees. New business wins and client losses occur due to a variety of factors. The two most significant factors are (i) our clients’ desire to change marketing communication firms, and (ii) the creative product that our Partner Firms offer. A client may choose to change marketing communication firms for a number of reasons, such as a change in top management and the new management wants to retain an agency that it may have previously worked with. In addition, if the client is merged or acquired by another company, the marketing communication firm is often changed. Another factor in a client changing firms is the agency’s campaign or work failing to meet the client’s expected financial or other measures.
Acquisitions and Dispositions. The Company’s strategy includes acquiring ownership stakes in well-managed businesses with world class expertise and strong reputations in the industry. The Company provides post-acquisition support to Partner Firms in order to help accelerate growth, including in areas such as business and client development (including cross-selling), corporate communications, corporate development, talent recruitment and training, procurement, legal services, human resources, financial management and reporting, and real estate utilization, among other areas. As most of the Company’s acquisitions remain as stand-alone entities post acquisition, integration is typically implemented promptly, and new Partner Firms can begin to tap into the full range of MDC’s resources immediately. Often the acquired businesses may begin to tap into certain MDC resources in the pre-acquisition period, such as talent recruitment or real estate.
Seasonality.  Historically, the Company typically generates the highest quarterly revenues during the fourth quarter in each year. The fourth quarter has historically been the period in the year in which the highest volumes of media placements and retail related consumer marketing occur. See Note 22 of the Notes to the Consolidated Financial Statements included herein for information relating to the Company’s quarterly results.
Results of Operations:

	Years Ended December 31,
	2019	2018	2017
Revenue:	(Dollars in Thousands)
Integrated Networks - Group A	$392,101	$393,890	$337,104
Integrated Networks - Group B	531,717	551,317	591,630
Media & Data Network	161,451	183,287	200,757
All Other	330,534	346,594	384,288
Total	$1,415,803	$1,475,088	$1,513,779

Operating income (loss):
Integrated Networks - Group A	$35,230	$59,130	$50,764
Integrated Networks - Group B	61,417	34,659	66,155
Media & Data Network	2,376	(51,441)	19,278
All Other	26,205	14,243	35,562
Corporate	(45,768)	(55,157)	(40,856)
Total	$79,460	$1,434	$130,903

Other Income (expense):
Interest expense and finance charges, net	$(64,942)	$(67,075)	$(64,364)
Foreign exchange gain (loss)	8,750	(23,258)	18,137
Other, net	(2,401)	230	1,346
Income (loss) before income taxes and equity in earnings of non-consolidated affiliates	20,867	(88,669)	86,022
Income tax expense (benefit)	10,316	29,615	(168,358)
Income (loss) before equity in earnings of non-consolidated affiliates	10,551	(118,284)	254,380
Equity in earnings of non-consolidated affiliates	352	62	2,081
Net income (loss)	10,903	(118,222)	256,461
Net income attributable to the noncontrolling interest	(16,156)	(11,785)	(15,375)
Net income (loss) attributable to MDC Partners Inc.	$(5,253)	$(130,007)	$241,086

	Years Ended December 31,
	2019	2018	2017
Depreciation and amortization:	(Dollars in Thousands)
Integrated Networks - Group A	$8,559	$9,602	$8,599
Integrated Networks - Group B	15,904	19,032	14,401
Media & Data Network	4,303	3,820	4,605
All Other	8,695	12,980	14,771
Corporate	868	762	1,098
Total	$38,329	$46,196	$43,474

Stock-based compensation:
Integrated Networks - Group A	$24,420	$5,792	$9,257
Integrated Networks - Group B	4,303	6,890	9,058
Media & Data Network	63	320	643
All Other	374	755	3,258
Corporate	1,880	4,659	2,134
Total	$31,040	$18,416	$24,350

Capital expenditures:
Integrated Networks - Group A	$5,934	$8,228	$10,242
Integrated Networks - Group B	9,270	6,352	15,739
Media & Data Network	627	1,632	4,026
All Other	2,729	3,985	2,928
Corporate	36	67	23
Total	$18,596	$20,264	$32,958
YEAR ENDED DECEMBER 31, 2019 COMPARED TO YEAR ENDED DECEMBER 31, 2018
Consolidated Results of Operations
Revenues
Revenue was $1.42 billion for the twelve months ended December 31, 2019 compared to revenue of $1.48 billion for the twelve months ended December 31, 2018 representing a decrease of $59.3 million, or 4.0%.
The components of the fluctuations in revenues for the twelve months ended December 31, 2019 compared to the twelve months ended December 31, 2018 were as follows:

	Total		United States		Canada		Other
	$	%	$	%	$	%	$	%
	(Dollars in Thousands)
December 31, 2018	$1,475,088		$1,152,055		$124,023		$199,010
Components of revenue change:
Foreign exchange impact	(12,697)	(0.9)%	—	—%	(2,390)	(1.9)%	(10,307)	(5.2)%
Non-GAAP acquisitions (dispositions), net	(1,563)	(0.1)%	11,339	1.0%	(15,484)	(12.5)%	2,582	1.3%
Non-GAAP Organic revenue growth (decline)	(45,025)	(3.1)%	(47,347)	(4.1)%	(1,083)	(0.9)%	3,405	1.7%
Total Change	(59,285)	(4.0)%	(36,008)	(3.1)%	(18,957)	(15.3)%	(4,320)	(2.2)%
December 31, 2019	$1,415,803		$1,116,047		$105,066		$194,690

The negative foreign exchange impact of $12.7 million, or 0.9%, was attributable to the fluctuation of the U.S. dollar against the Canadian dollar, Swedish Króna, Euro and British Pound.
The Company utilizes non-GAAP metrics called organic revenue growth (decline) and non-GAAP acquisitions (dispositions), net, as defined above. For the twelve months ended December 31, 2019, organic revenue decreased by $45.0 million or 3.1%, of which $53.4 million, or 3.6% pertained to Partner Firms the Company has owned throughout each of the comparable periods presented, offset by growth of $8.3 million, or 0.6%, generated from acquired Partner Firms. The decline in revenue from existing Partner Firms was attributable to client losses and a reduction in spending by certain clients, partially offset by new client wins and higher spending by other clients. The change in revenue was primarily driven by a decline in categories including healthcare, food and beverage and automotive, partially offset by growth in transportation, communications, and travel/lodging and technology.
The table below provides a reconciliation between the revenue from acquired/disposed businesses in the statement of operations to non-GAAP acquisitions (dispositions), net for the twelve months ended December 31, 2019:

Acquisition Revenue Reconciliation	Integrated Networks - Group B	All Other		Total
	(Dollars in Thousands)
GAAP revenue from 2018 and 2019 acquisitions	$17,882	$4,163		$22,045
Foreign exchange impact	—	222		222
Contribution to non-GAAP organic revenue growth (decline)	(6,547)	(1,780)	—	(8,327)
Prior year revenue from dispositions	—	(15,503)		(15,503)
Non-GAAP acquisitions (dispositions), net	$11,335	$(12,898)		$(1,563)
The geographic mix in revenues for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019	2018
United States	78.8%	78.1%
Canada	7.4%	8.4%
Other	13.8%	13.5%

Operating Income
Operating income for the twelve months ended December 31, 2019 was $79.5 million compared to $1.4 million for the twelve months ended December 31, 2018, representing a change of $78.0 million. The improvement was driven by a lower impairment charge in 2019 of $8.6 million associated with the write-down of the carrying value of goodwill, right-of-use lease assets and related leasehold improvements compared to $87.2 million in 2018 primarily in connection with a write-down of goodwill. The decline in revenues was mostly offset by a reduction in expenses.
Interest Expense and Finance Charges, Net
Interest expense and finance charges, net, for the twelve months ended December 31, 2019 was $64.9 million compared to $67.1 million for the twelve months ended December 31, 2018, representing a decrease of $2.2 million, primarily driven by a decline in the average amounts outstanding under the Company’s revolving credit facility in 2019.
Foreign Exchange Transaction Gain (Loss)
The foreign exchange gain for the twelve months ended December 31, 2019 was $8.8 million compared to a loss of $23.3 million for the twelve months ended December 31, 2018. The change in foreign exchange was primarily attributable to the strengthening of the Canadian dollar against the U.S. dollar, in connection with a U.S. dollar denominated indebtedness that is an obligation of our Canadian parent company.
Other, Net
Other, net, for the twelve months ended December 31, 2019 was a loss of $2.4 million compared to income of $0.2 million for the twelve months ended December 31, 2018. In 2019, we recognized a loss of $4.3 million primarily on the sale of Kingsdale Partners LP and Kingsdale Shareholder Services US LLC (collectively, “Kingsdale”), partially offset by a gain of $2.3 million primarily related to the sale of certain investments.

Income Tax Expense (Benefit)
Income tax expense for the twelve months ended December 31, 2019 was $10.3 million (on income of $20.9 million resulting in an effective tax rate of 49.4%), driven by the taxation of foreign operations and non-deductible stock compensation for which a tax benefit was not recognized. Income tax expense for the twelve months ended December 31, 2018 was $29.6 million (on a loss of $88.7 million resulting in an effective tax rate of negative 33.4%), driven by impairments and non-deductible stock compensation for which a tax benefit was not recognized.
Equity in Earnings (Losses) of Non-Consolidated Affiliates
Equity in earnings (losses) of non-consolidated affiliates represents the income or losses attributable to equity method investments. The Company recorded $0.4 million of income for the twelve months ended December 31, 2019 compared to $0.1 million of income for the twelve months ended December 31, 2018.
Noncontrolling Interests
The effect of noncontrolling interests for the twelve months ended December 31, 2019 was $16.2 million compared to $11.8 million for the twelve months ended December 31, 2018, attributable to an increase in operating results at Partner Firms with a noncontrolling interest.
Net Loss Attributable to MDC Partners Inc. Common Shareholders
As a result of the foregoing and the impact of accretion on and net income allocated to convertible preference shares, the net loss attributable to MDC Partners Inc. common shareholders for the twelve months ended December 31, 2019 was $17.6 million, or $0.25 per diluted loss per share, compared to a net loss attributable to MDC Partners Inc. common shareholders of $138.4 million, or $2.42 per diluted loss per share, for the twelve months ended December 31, 2018.
Integrated Networks - Group A
The change in operating results in the Integrated Networks - Group A reportable segment for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
Integrated Networks - Group A	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$392,101		$393,890		$(1,789)	(0.5)%
Operating expenses
Cost of services sold	283,421	72.3%	263,005	66.8%	20,416	7.8%
Office and general expenses	60,012	15.3%	62,153	15.8%	(2,141)	(3.4)%
Depreciation and amortization	8,559	2.2%	9,602	2.4%	(1,043)	(10.9)%
Goodwill and other asset impairment	4,879	1.2%	—	—%	4,879	—%
	356,871	91.0%	334,760	85.0%	22,111	6.6%
Operating income	$35,230	9.0%	$59,130	15.0%	$(23,900)	(40.4)%
Revenue decline was primarily attributed to client losses and a reduction in spending by certain clients, partially offset by new client wins and higher spending by other clients of $0.2 million, or 0.0%, and unfavorable impact of foreign exchange of $2.0 million, or 0.5%.

The change in operating profit was attributable to a decline in revenue, and higher operating expenses, as outlined below.

The change in the categories of expenses as a percentage of revenue in the Integrated Networks - Group A reportable segment for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
Integrated Networks - Group A	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$51,795	13.2%	$50,830	12.9%	$965	1.9%
Staff costs	221,456	56.5%	220,197	55.9%	1,259	0.6%
Administrative	44,029	11.2%	47,254	12.0%	(3,225)	(6.8)%
Deferred acquisition consideration	1,733	0.4%	1,085	0.3%	648	59.7%
Stock-based compensation	24,420	6.2%	5,792	1.5%	18,628	NM
Depreciation and amortization	8,559	2.2%	9,602	2.4%	(1,043)	(10.9)%
Goodwill and other asset impairment	4,879	1.2%	—	—%	4,879	—%
Total operating expenses	$356,871	91.0%	$334,760	85.0%	$22,111	6.6%

The decrease in administrative costs was driven by lower spending across various categories in connection with savings initiatives.
The increase in stock-based compensation expense was driven by favorable operating results in connection with awards tied to performance.
For the twelve months ended December 31, 2019, an impairment charge of $4.9 million was primarily attributed to the write-down of goodwill equal to the excess carrying value above the fair value of a reporting unit in Anomaly Alliance.
For more information see Note 8 of the Notes to the Consolidated Financial Statements included herein.

Integrated Networks - Group B
The change in operating results in the Integrated Networks - Group B reportable segment for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
Integrated Networks - Group B	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$531,717		$551,317		$(19,600)	(3.6)%
Operating expenses
Cost of services sold	328,165	61.7%	355,346	64.5%	(27,181)	(7.6)%
Office and general expenses	124,298	23.4%	124,452	22.6%	(154)	(0.1)%
Depreciation and amortization	15,904	3.0%	19,032	3.5%	(3,128)	(16.4)%
Goodwill and other asset impairment	1,933	0.4%	17,828	3.2%	(15,895)	(89.2)%
	470,300	88.4%	516,658	93.7%	(46,358)	(9.0)%
Operating income	$61,417	11.6%	$34,659	6.3%	$26,758	77.2%
Revenue decline was primarily attributed to client losses and a reduction in spending by certain clients, partially offset by new client wins and higher spending by other clients of $26.2 million, or 4.8% and unfavorable impact of foreign exchange of $4.7 million, or 0.9%, offset by a contribution of $11.3 million, or 2.1%, from an acquired Partner Firm.

The change in operating profit was attributable to a decline in revenue, more than offset by lower operating expenses, as outlined below.

The change in the categories of expenses as a percentage of revenue in the Integrated Networks - Group B reportable segment for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
Integrated Networks - Group B	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$73,775	13.9%	$56,755	10.3%	$17,020	30.0%
Staff costs	306,549	57.7%	345,853	62.7%	(39,304)	(11.4)%
Administrative	66,574	12.5%	74,618	13.5%	(8,044)	(10.8)%
Deferred acquisition consideration	1,262	0.2%	(4,318)	(0.8)%	5,580	NM
Stock-based compensation	4,303	0.8%	6,890	1.2%	(2,587)	(37.5)%
Depreciation and amortization	15,904	3.0%	19,032	3.5%	(3,128)	(16.4)%
Goodwill and other asset impairment	1,933	0.4%	17,828	3.2%	(15,895)	(89.2)%
Total operating expenses	$470,300	88.4%	$516,658	93.7%	$(46,358)	(9.0)%
Direct costs were higher, inclusive of higher billable costs for client arrangements accounted for as principal.
The decrease in staff costs was attributable to staffing reductions at certain Partner Firms in connection with the decline in revenue and cost savings initiatives.
The decrease in administrative costs was driven by lower spending across various categories in connection with savings initiatives.
Deferred acquisition consideration change for the twelve months ended December 31, 2019 was primarily attributable to the aggregate performance of certain Partner Firms in 2019 relative to the previously projected expectations.
The decrease in stock-based compensation expense was driven by operating results in connection with awards tied to performance.
For the twelve months ended December 31, 2019, an impairment charge of $1.9 million was attributed to an impairment in connection with the sublet of a leased property, to reduce the carrying value of a right-of-use lease asset and related leasehold improvements.
For the twelve months ended December 31, 2018, an impairment charge of $17.8 million primarily attributed to the write-down of goodwill equal to the excess carrying value above the fair value of a reporting unit in Doner Partner Network.
For more information see Note 8 of the Notes to the Consolidated Financial Statements included herein.
Media & Data Network
The change in operating results in the Media & Data Network reportable segment for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
Media & Data Network	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$161,451		$183,287		$(21,836)	(11.9)%
Operating expenses
Cost of services sold	118,189	73.2%	129,296	70.5%	(11,107)	(8.6)%
Office and general expenses	35,654	22.1%	42,424	23.1%	(6,770)	(16.0)%
Depreciation and amortization	4,303	2.7%	3,820	2.1%	483	12.6%
Goodwill and other asset impairment	929	0.6%	59,188	32.3%	(58,259)	(98.4)%
	159,075	98.5%	234,728	128.1%	(75,653)	(32.2)%
Operating income (loss)	$2,376	1.5%	$(51,441)	(28.1)%	$53,817	NM
The decrease in revenue was primarily attributable to client losses and a reduction in spending by certain clients.

The change in operating profit was attributable to a decline in revenue, more than offset by lower operating expenses.
The change in the categories of expenses as a percentage of revenue in the Media & Data Network reportable segment for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
Media & Data Network	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$43,232	26.8%	$43,363	23.7%	$(131)	(0.3)%
Staff costs	85,627	53.0%	101,267	55.3%	(15,640)	(15.4)%
Administrative	24,846	15.4%	26,452	14.4%	(1,606)	(6.1)%
Deferred acquisition consideration	75	—%	318	0.2%	(243)	(76.4)%
Stock-based compensation	63	—%	320	0.2%	(257)	(80.3)%
Depreciation and amortization	4,303	2.7%	3,820	2.1%	483	12.6%
Goodwill and other asset impairment	929	0.6%	59,188	32.3%	(58,259)	(98.4)%
Total operating expenses	$159,075	98.5%	$234,728	128.1%	$(75,653)	(32.2)%
The decrease in staff costs was attributable to staffing reductions in connection with client losses.
For the twelve months ended December 31, 2019, an impairment charge of $0.9 million was recognized, in connection with the sublet of a leased property, to reduce the carrying value of a right-of-use lease asset and related leasehold improvements.
For the twelve months ended December 31, 2018, an impairment charge of $59.2 million was recognized primarily attributed to the write-down of goodwill equal to the excess carrying value above the fair value of a reporting unit.
All Other
The change in operating results in the All Other category for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
All Other	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$330,534		$346,594		$(16,060)	(4.6)%
Operating expenses
Cost of services sold	231,301	70.0%	243,568	70.3%	(12,267)	(5.0)%
Office and general expenses	64,322	19.5%	67,932	19.6%	(3,610)	(5.3)%
Depreciation and amortization	8,695	2.6%	12,980	3.7%	(4,285)	(33.0)%
Goodwill impairment	11	—%	7,871	2.3%	(7,860)	(99.9)%
	304,329	92.1%	332,351	95.9%	(28,022)	(8.4)%
Operating income	$26,205	7.9%	$14,243	4.1%	$11,962	84.0%
The change in revenue included contributions of $3.3 million, or 1.0%, and revenue from existing Partner Firms of $1.8 million, or 0.5%, more than offset by a negative revenue impact of $16.2 million, or 4.7%, from the disposition of a Partner Firm and unfavorable impact of foreign exchange of $4.9 million, or 1.4%. In addition, revenue from existing Partner Firms increased $1.8 million, or 0.5%, at certain Partner Firms.
The change in the categories of expenses as a percentage of revenue in the All Other category for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019		2018		Change
All Other	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$67,868	20.5%	$62,406	18.0%	$5,462	8.8%
Staff costs	186,785	56.5%	205,142	59.2%	(18,357)	(8.9)%
Administrative	38,263	11.6%	40,739	11.8%	(2,476)	(6.1)%
Deferred acquisition consideration	2,333	0.7%	2,458	0.7%	(125)	(5.1)%
Stock-based compensation	374	0.1%	755	0.2%	(381)	(50.5)%
Depreciation and amortization	8,695	2.6%	12,980	3.7%	(4,285)	(33.0)%
Goodwill and other asset impairment	11	—%	7,871	2.3%	(7,860)	(99.9)%
Total operating expenses	$304,329	92.1%	$332,351	95.9%	$(28,022)	(8.4)%
The decrease in staff costs was primarily attributable to staff reductions and the disposition of a Partner Firm.
The decrease in administrative costs was driven by lower spending across various categories in connection with savings initiatives.

The decrease in deferred acquisition consideration was primarily attributable to the aggregate performance of certain Partner Firms in 2019 relative to the previously projected expectations.
For the twelve months ended December 31, 2019, the impairment charge was recognized in connection with the sublet of a leased property, to reduce the carrying value of a right-of-use lease asset and related leasehold improvements.
For the twelve months ended December 31, 2018, the impairment charge was primarily attributed to the write-down of goodwill equal to the excess carrying value above the fair value of a reporting unit.

Corporate
The change in operating expenses for Corporate for the twelve months ended December 31, 2019 and 2018 was as follows:

	2019	2018	Change
Corporate	$	$	$	%
	(Dollars in Thousands)
Staff costs	$29,434	$30,179	$(745)	(2.5)%
Administrative	12,739	17,240	(4,501)	(26.1)%
Stock-based compensation	1,880	4,659	(2,779)	(59.6)%
Depreciation and amortization	868	762	106	13.9%
Other asset impairment	847	2,317	(1,470)	(63.4)%
Total operating expenses	$45,768	$55,157	$(9,389)	(17.0)%
Staff costs declined in connection with a reduction in staff.
The decrease in administrative costs was primarily related to lower professional fees and various other costs in connection with cost savings initiatives.
Stock-based compensation was lower in the twelve months ended December 31, 2019 due to the reversal of expense previously recognized in connection with the forfeiture of a performance-based equity award.
YEAR ENDED DECEMBER 31, 2018 COMPARED TO YEAR ENDED DECEMBER 31, 2017
Consolidated Results of Operations
Revenues
Revenue was $1.48 billion for the twelve months ended December 31, 2018, compared to revenue of $1.51 billion for the twelve months ended December 31, 2017. The components of the fluctuations in revenues for the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017 were as follows:

	Total		United States		Canada		Other
	$	%	$	%	$	%	$	%
	(Dollars in Thousands)
December 31, 2017	$1,513,779		$1,172,319		$123,138		$218,322
Components of revenue change:
Foreign exchange impact	(342)	—%	—	—	(301)	(0.2)%	(41)	—%
Non-GAAP acquisitions (dispositions), net	13,644	0.9%	14,466	1.2%	—	—%	(822)	(0.4)%
Impact of adoption of ASC 606	(51,636)	(3.4)%	(20,698)	(1.8)%	1,288	1.0%	(32,226)	(14.8)%
Non-GAAP organic revenue growth (decline)	(357)	—%	(14,032)	(1.2)%	(102)	(0.1)%	13,777	6.3%
Total Change	(38,691)	(2.6)%	(20,264)	(1.7)%	885	0.7%	(19,312)	(8.8)%
December 31, 2018	$1,475,088		$1,152,055		$124,023		$199,010
Revenue was $1.48 billion for the twelve months ended December 31, 2018, compared to revenue of $1.51 billion for the twelve months ended December 31, 2017, representing a decrease of $38.7 million, or 2.6%. The impact of the adoption of ASC 606 reduced revenue by $51.6 million, or 3.4%, primarily due to the shift in treatment of third-party costs from principal to agent for various client arrangements of certain Partner Firms and timing of revenue recognition.
The negative foreign exchange impact of $0.3 million was primarily due to the fluctuation of the U.S. dollar against British Pound, Euro, Canadian dollar and Swedish Króna.
The other components of the change in revenue included an adverse impact from dispositions of $14.7 million, or 1.0%, offset by revenue from acquisitions of $28.3 million, or 1.9%, and a decline in revenue from existing Partner Firms of $0.4 million. Excluding the impact of the adoption of ASC 606, the change in revenue was attributable to contribution from new client wins that was partially offset by client losses and reduction in spending by some clients. Additionally, the change in revenue was driven by growth in categories including transportation, consumer products, financials and healthcare offset by declines in automotive, and retail.
The Company also utilizes non-GAAP metrics called organic revenue growth (decline), and non-GAAP acquisitions (dispositions) as defined above. For the twelve months ended December 31, 2018, organic revenue decline was $0.4 million, or 0.0%, of which growth of $7.6 million, or 0.5% was generated through acquired Partner Firms and decline of $8.0 million or 0.5% was related to Partner Firms which the Company has held throughout each of the comparable periods presented.
The table below provides a reconciliation between the revenue from acquired businesses in the statement of operations to non-GAAP acquisitions (dispositions), net for the twelve months ended December 31, 2018:

Acquisition Revenue Reconciliation	Integrated Networks - Group B	Media & Data Network	All Other	Total
GAAP revenue from 2018 acquisitions	$34,841	$—	$1,276	$36,117
Impact of adoption of ASC 606 from 2018 acquisition	(168)	—	—	(168)
Contribution to non-GAAP organic revenue growth	(7,606)	—	—	(7,606)
Prior year revenue from dispositions	(1,910)	(11,569)	(1,220)	(14,699)
Non-GAAP acquisitions (dispositions), net	$25,157	$(11,569)	$56	$13,644
The geographic mix in revenues for the years ended December 31, 2018 and 2017 was as follows:

	2018	2017
United States	78.1%	77.5%
Canada	8.4%	8.1%
Other	13.5%	14.4%
The impact of the adoption of ASC 606 decreased revenue in the United States by $20.7 million, or 1.8%, and $32.2 million, or 14.8%, in other regions outside of North America with a minimal impact in Canada.

Organic revenue performance was attributable to a contribution from net client wins and additional spending by some clients. The United States had organic revenue decline of $14.0 million, or 1.2%. In Canada, organic revenue declined $0.1 million, or 0.1%. Organic revenue growth outside of North America was $13.8 million, or 6.3%, consisting of contributions from existing Partner Firms due to net new client wins.
Operating Income
Operating income for the twelve months ended December 31, 2018 was $1.4 million, compared to $130.9 million for the twelve months ended December 31, 2017, representing a decrease of $129.5 million, or 98.9%. Operating income decreased by $115.2 million, or 67.1%, while Corporate operating expenses increased by $14.3 million, or 35.0%. The decrease in operating income was largely due to a write-down of goodwill and other assets and a decrease in revenue. The impact of adoption of ASC 606 increased operating income by $10.7 million. Adjusted to exclude the impact of the adoption of ASC 606, operating loss would have been $9.3 million, representing a decrease of $140.2 million compared to 2017.
Interest Expense and Finance Charges, Net
Interest expense and finance charges, net, for the twelve months ended December 31, 2018 was $67.1 million compared to $64.4 million for the twelve months ended December 31, 2017, representing an increase of $2.7 million. The increase was primarily due to higher interest rates in the current year as well as increased borrowings under the Company’s revolving Credit Agreement in comparison to the prior period. See Note 11 of the Notes to the Consolidated Financial Statements included herein for additional information on the Credit Agreement.
Foreign Exchange Transaction Gain (Loss)
Foreign exchange loss was $23.3 million for the twelve months ended December 31, 2018 compared to a foreign exchange gain of $18.1 million for the twelve months ended December 31, 2017. The foreign exchange loss is primarily attributable to the weakening of the Canadian dollar against the U.S. dollar in 2018, in connection with a U.S. dollar denominated indebtedness that is an obligation of our Canadian parent company.
Goodwill and Other Asset Impairment
The Company recognized an impairment of goodwill and other assets of $87.2 million in the twelve months ended December 31, 2018. The impairment primarily consisted of the write-down of goodwill equal to the excess carrying value above the fair value of three reporting units one in each of the Integrated Networks - Group B, Media & Data Network, and within the All Other category and the full write-down of a trademark for a reporting unit also within All Other category. The trademark is no longer in active use given its merger with another reporting unit in the third quarter of 2018.
Other, Net
Other income, net was $0.2 million for the twelve months ended December 31, 2018 compared to $1.3 million for the twelve months ended December 31, 2017.
Income Tax Expense (Benefit)
Income tax expense for the twelve months ended December 31, 2018 was $29.6 million (associated with a pretax loss of $88.7 million) compared to an income tax benefit of $168.4 million (associated with pretax income of $86.0 million) for the twelve months ended December 31, 2017. Income tax expense in 2018 included the impact of increasing the valuation allowance by $49.4 million primarily associated with Canadian deferred tax assets and the income tax benefit in 2017 included the impact of a release of a valuation allowance of $232.6 million in certain jurisdictions as well as the incremental tax benefit associated with the Tax Cuts and Jobs Act of 2017.
Equity in Earnings (Losses) of Non-Consolidated Affiliates
The Company recorded income of $0.1 million for the twelve months ended December 31, 2018 compared to $2.1 million for the twelve months ended December 31, 2017.
Noncontrolling Interests
Net income attributable to noncontrolling interests was $11.8 million for the twelve months ended December 31, 2018, compared to $15.4 million for the twelve months ended December 31, 2017, representing a decrease of $3.6 million. This decrease was attributable to a reduction in operating results at Partner Firms with a noncontrolling interest.
Net Income (Loss) Attributable to MDC Partners Inc. Common Shareholders
As a result of the foregoing, and the impact of accretion on and net income allocated to convertible preferences shares, net loss attributable to MDC Partners Inc. common shareholders for the twelve months ended December 31, 2018 was $138.4 million or $2.42 per diluted share, compared to a net income of $204.8 million, or $3.70 per diluted share reported for the twelve months ended December 31, 2017.

Integrated Networks - Group A
The change in operating results in the Integrated Networks - Group A reportable segment for the twelve months ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
Integrated Networks - Group A	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$393,890		$337,104		$56,786	16.8%
Operating expenses
Cost of services sold	263,005	66.8%	227,319	67.4%	35,686	15.7%
Office and general expenses	62,153	15.8%	50,422	15.0%	11,731	23.3%
Depreciation and amortization	9,602	2.4%	8,599	2.6%	1,003	11.7%
	334,760	85.0%	286,340	84.9%	48,420	16.9%
Operating income	$59,130	15.0%	$50,764	15.1%	$8,366	16.5%
The impact of the adoption of ASC 606 reduced the Integrated Networks - Group A reportable segment revenue by $6.5 million or 1.9%. The other components of the change included an increase in revenue from existing Partner Firms of $50.3 million, or 14.9%, as well as foreign exchange impact of $0.1 million.
The change in operating profit was primarily attributable to increase in revenue, more than offset by increase in expenses (as outlined below) and other asset impairment recognized in 2018.
The change in the categories of expenses as a percentage of revenue in the Integrated Networks - Group A reportable segment for the twelve months ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
Integrated Networks - Group A	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$50,830	12.9%	$38,590	11.4%	$12,240	31.7%
Staff costs	220,197	55.9%	190,551	56.5%	29,646	15.6%
Administrative	47,254	12.0%	38,879	11.5%	8,375	21.5%
Deferred acquisition consideration	1,085	0.3%	464	0.1%	621	NM
Stock-based compensation	5,792	1.5%	9,257	2.7%	(3,465)	(37.4)%
Depreciation and amortization	9,602	2.4%	8,599	2.6%	1,003	11.7%
Total operating expenses	$334,760	85.0%	$286,340	84.9%	$48,420	16.9%

Deferred acquisition consideration change for the twelve months ended December 31, 2018 was primarily due to the aggregate performance of certain Partner Firms in 2018 relative to the previously projected expectations.
Stock-based compensation change for the twelve months ended December 31, 2018 was primarily driven by unfavorable operating results in connection with awards tied to performanceof certain Partner Firms relative to the previously projected expectations.

Integrated Networks - Group B

The change in operating results in the Integrated Networks - Group B reportable segment for the twelve months ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
Integrated Networks - Group B	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$551,317		$591,630		$(40,313)	(6.8)%
Operating expenses
Cost of services sold	355,346	64.5%	387,112	65.4%	(31,766)	(8.2)%
Office and general expenses	124,452	22.6%	120,165	20.3%	4,287	3.6%
Depreciation and amortization	19,032	3.5%	14,401	2.4%	4,631	32.2%
Goodwill and other asset impairment	17,828	3.2%	3,797	0.6%	14,031	NM
	516,658	93.7%	525,475	88.8%	(8,817)	(1.7)%
Operating income	$34,659	6.3%	$66,155	11.2%	$(31,496)	(47.6)%
The impact of the adoption of ASC 606 reduced the Integrated Networks - Group B reportable segment revenue by $27.4 million, or 4.6%. The other components of the change included a contribution of $27.1 million, or 4.6%, from an acquired Partner Firm, a decline in revenue from existing Partner Firms of $38.4 million, or 6.5%, as well as a favorable foreign exchange impact of $0.3 million, offset by a negative impact from dispositions of $1.9 million, or 0.3%.
The change in operating profit was primarily attributable to the decline in revenue, and decline in expenses (as outlined below) and goodwill and other asset impairment recognized in 2018. The impact of the adoption of ASC 606 increased operating profit by $4.3 million. Excluding the impact of the adoption of ASC 606, operating profit would have been $30.4 million in 2018, representing a decrease of $35.8 million compared to 2017.
The change in the categories of expenses as a percentage of revenue in the Integrated Networks - Group B reportable segment for the twelve months ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
Integrated Networks - Group B	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$56,755	10.3%	$80,361	13.6%	$(23,606)	(29.4)%
Staff costs	345,853	62.7%	339,040	57.3%	6,813	2.0%
Administrative	74,618	13.5%	81,179	13.7%	(6,561)	(8.1)%
Deferred acquisition consideration	(4,318)	(0.8)%	(2,361)	(0.4)%	(1,957)	82.9%
Stock-based compensation	6,890	1.2%	9,058	1.5%	(2,168)	(23.9)%
Depreciation and amortization	19,032	3.5%	14,401	2.4%	4,631	32.2%
Goodwill and other asset impairment	17,828	3.2%	3,797	0.6%	14,031	NM
Total operating expenses	$516,658	93.7%	$525,475	88.8%	$(8,817)	(1.7)%
The decrease in direct costs was primarily attributable to the adoption of ASC 606 in which various client arrangements of certain Partner Firms previously accounted for as principal are now accounted for as agent under ASC 606. The change resulted in a decrease in third-party costs included in revenue of $29.3 million.
Deferred acquisition consideration change for the twelve months ended December 31, 2018 was primarily due to the aggregate performance of certain Partner Firms in 2018 relative to the previously projected expectations.
Stock-based compensation change for the twelve months ended December 31, 2018 was primarily due to the aggregate performance of certain Partner Firms in 2018 relative to the previously projected expectations.
For the twelve months ended December 31, 2018, an impairment charge of $17.8 million primarily attributed to the write-down of goodwill equal to the excess carrying value above the fair value of a reporting unit in Doner Partner Network.

Media & Data Network
The change in operating results in the Media & Data Network reportable segment for the twelve months ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
Media & Data Network	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$183,287		$200,757		$(17,470)	(8.7)%
Operating expenses
Cost of services sold	129,296	70.5%	135,574	67.5%	(6,278)	(4.6)%
Office and general expenses	42,424	23.1%	41,300	20.6%	1,124	2.7%
Depreciation and amortization	3,820	2.1%	4,605	2.3%	(785)	(17.0)%
Goodwill and other asset impairment	59,188	32.3%	—	—%	59,188	—%
	234,728	128.1%	181,479	90.4%	53,249	29.3%
Operating income (loss)	$(51,441)	(28.1)%	$19,278	9.6%	$(70,719)	NM
The impact of the adoption of ASC 606 increased revenue in the Media & Data Network reportable segment by $0.7 million, or 0.4%. The decline in revenue was primarily attributable to client losses and a reduction in spending by certain clients.
The operating loss in 2018 was driven by the goodwill impairment. The change in operating profit was also due to a decline in revenue, partially offset by a decrease in operating expenses, as outlined below.
The adoption of ASC 606 did not have a significant impact on operating profit.
The change in the categories of expenses as a percentage of revenue in the Media & Data Network reportable segment for the twelve months ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
Media & Data Network	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$43,363	23.7%	$49,995	24.9%	$(6,632)	(13.3)%
Staff costs	101,267	55.3%	100,175	49.9%	1,092	1.1%
Administrative	26,452	14.4%	26,880	13.4%	(428)	(1.6)%
Deferred acquisition consideration	318	0.2%	(819)	(0.4)%	1,137	NM
Stock-based compensation	320	0.2%	643	0.3%	(323)	(50.2)%
Depreciation and amortization	3,820	2.1%	4,605	2.3%	(785)	(17.0)%
Goodwill impairment	59,188	32.3%	—	—%	59,188	—%
Total operating expenses	$234,728	128.1%	$181,479	90.4%	$53,249	29.3%
The decline in direct costs was primarily attributable to costs incurred in the prior year for a disposed Partner Firm.
The goodwill impairment in 2018 primarily consisted of the write-down of goodwill equal to the excess carrying value above the fair value of a reporting unit.
For more information see Note 8 of the Notes to the Consolidated Financial Statements included herein.

All Other
The change in operating results in the All Other category for the for the years ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
All Other	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Revenue	$346,594		$384,288		$(37,694)	(9.8)%
Operating expenses
Cost of services sold	243,568	70.3%	273,471	71.2%	(29,903)	(10.9)%
Office and general expenses	67,932	19.6%	59,987	15.6%	7,945	13.2%
Depreciation and amortization	12,980	3.7%	14,771	3.8%	(1,791)	(12.1)%
Goodwill impairment	7,871	2.3%	497	0.1%	7,374	NM
	332,351	95.9%	348,726	90.7%	(16,375)	(4.7)%
Operating income	$14,243	4.1%	$35,562	9.3%	$(21,319)	(59.9)%
The impact of the adoption of ASC 606 decreased revenue in the All Other category by $31.4 million, or 8.2%. The other components of the change included revenue decline from existing Partner Firms of $5.4 million, or 1.4%, and negative foreign exchange impact of $0.9 million.
These decrease in operating profit was primarily due to lower expenses (as outlined below), being more than offset by a decrease in revenue. The impact of the adoption of ASC 606 decreased operating profit by $31.4 million, or 8.2%.
The change in the categories of expenses as a percentage of revenue in the All Other category for the years ended December 31, 2018 and 2017 was as follows:

	2018		2017		Change
All Other	$	% of Revenue	$	% of Revenue	$	%
	(Dollars in Thousands)
Direct costs	$62,406	18.0%	$91,831	23.9%	$(29,425)	(32.0)%
Staff costs	205,142	59.2%	199,802	52.0%	5,340	2.7%
Administrative	40,739	11.8%	40,749	10.6%	(10)	—%
Deferred acquisition consideration	2,458	0.7%	(2,182)	(0.6)%	4,640	NM
Stock-based compensation	755	0.2%	3,258	0.8%	(2,503)	(76.8)%
Depreciation and amortization	12,980	3.7%	14,771	3.8%	(1,791)	(12.1)%
Goodwill and other asset impairment	7,871	2.3%	497	0.1%	7,374	NM
Total operating expenses	$332,351	95.9%	$348,726	90.7%	$(16,375)	(4.7)%
The decrease in direct costs was primarily attributable to the adoption of ASC 606 in which various client arrangements of certain Partner Firms previously accounted for as principal are now accounted for as agent under ASC 606. The change resulted in a decrease in third-party costs included in revenue of $34.1 million.
The goodwill impairment in 2018 was primarily comprised of a partial impairment relating to a Partner Firm that was classified as Held For Sale as of December 31, 2018. For more information see Note 4 and 8 of the Notes to the Consolidated Financial Statements included herein.
Corporate
The change in operating expenses for Corporate for the twelve months ended December 31, 2018 and 2017 was as follows:

	2018	2017	Change
Corporate	$	$	$	%
	(Dollars in Thousands)
Staff costs	$30,179	$20,926	$9,253	44.2%
Administrative	17,240	15,521	1,719	11.1%
Stock-based compensation	4,659	2,134	2,525	NM
Depreciation and amortization	762	1,098	(336)	(30.6)%
Other asset impairment	2,317	1,177	1,140	96.9%
Total operating expenses	$55,157	$40,856	$14,301	35.0%
The increase in staff costs for Corporate was primarily attributable to severance expense related to certain corporate actions taken in 2018 in comparison to 2017.
The increase in administrative costs was primarily related to an increase in professional fees of $5.4 million, primarily related to fees for the implementation of ASC 606, which was adopted effective January 1, 2018.
Liquidity and Capital Resources:
Liquidity
The following table provides summary information about the Company’s liquidity position:

	2019	2018	2017
	(In Thousands, Except for Long-Term Debt to Shareholders’ Equity Ratio)
Cash and cash equivalents	$106,933	$30,873	$46,179
Working capital deficit	$(197,678)	$(153,797)	$(232,859)
Cash provided by operating activities	$86,539	$17,280	$71,786
Cash provided by (used in) investing activities	$115	$(50,431)	$(20,884)
Cash provided by (used in) financing activities	$(11,729)	$21,434	$(32,599)
Ratio of long-term debt to shareholders' deficit	(4.66)	(3.87)	(5.68)
The Company expects to maintain sufficient cash and/or available borrowings to fund operations for the next twelve months. The Company has historically been able to maintain and expand its business using cash generated from operating activities, funds available under its Credit Agreement, and other initiatives, such as obtaining additional debt and equity financing. At December 31, 2019, the Company had no borrowings outstanding and $245.2 million available under the Credit Agreement. The Company expects to use any advances under the Credit Agreement for working capital and general corporate purposes, in each case pursuant to the terms of the Credit Agreement.
The Company’s obligations extending beyond twelve months primarily consist of deferred acquisition payments, capital expenditures, scheduled lease obligation payments, and interest payments on borrowings under the 6.50% Notes. Based on the current outlook, the Company believes future cash flows from operations, together with the Company’s existing cash balance and availability of funds under the Company’s Credit Agreement, will be sufficient to meet the Company’s anticipated cash needs for the next twelve months. The Company’s ability to make scheduled deferred acquisition payments, principal and interest payments, to refinance indebtedness or to fund planned capital expenditures will depend on future performance, which is subject to general economic conditions, the competitive environment and other factors, including those described in the Company’s 2019 Annual Report on Form 10-K and in the Company’s other SEC filings, including under “Risk Factors” and elsewhere.
As market conditions warrant, the Company may from time to time seek to purchase its 6.50% Notes, in privately negotiated or open market transactions, by tender offer or otherwise. Subject to any applicable limitations contained in the agreements governing its indebtedness, any purchase made by the Company may be funded with the net proceeds from any asset dispositions or the use of cash on its balance sheet. The amounts involved in any such purchase transactions, individually or in the aggregate, may be material.
Working Capital
At December 31, 2019, the Company had a working capital deficit of $197.7 million compared to a deficit of $153.8 million at December 31, 2018. The Company’s working capital is impacted by seasonality in media buying, amounts spent by clients, and timing of amounts received from clients and subsequently paid to suppliers. Media buying is impacted by the timing of certain events, such as major sporting competitions and national holidays, and there can be a quarter to quarter lag between the time amounts received from clients for the media buying are subsequently paid to suppliers. The Company intends to maintain sufficient cash or availability of funds under the Credit Agreement at any particular time to adequately fund working capital should there be a need to do so from time to time.
Cash Flows
Operating Activities
Cash flows provided by operating activities for the twelve months ended December 31, 2019 was $86.5 million, primarily driven by cash flows from earnings, accompanied by nominal unfavorable working capital requirements.
Cash flows provided by operating activities for the twelve months ended December 31, 2018 was $17.3 million, primarily reflecting unfavorable working capital requirements, driven by media and other supplier payments, deferred acquisition consideration payments as well as net income (loss) adjusted to reconcile to net cash used in operating activities.
Cash flows provided by operating activities for the twelve months ended December 31, 2017 was $71.8 million, primarily reflecting unfavorable working capital requirements, driven by timing of accounts receivable, as well as acquisition related contingent consideration payments, being more than offset by the net income adjusted to reconcile to net cash provided by operating activities.
Investing Activities
During the twelve months ended December 31, 2019, cash flows provided by investing activities was $0.1 million, which primarily consisted of proceeds of $23.1 million from the sale of the Company’s equity interest in Kingsdale, partially offset by $18.6 million of capital expenditures and $4.8 million paid for acquisitions.
During the twelve months ended December 31, 2018, cash flows used in investing activities was $50.4 million, primarily consisting of cash paid of $32.7 million for acquisitions and capital expenditures of $20.3 million.
During the twelve months ended December 31, 2017, cash flows used in investing activities was $20.9 million, primarily consisting of capital expenditures of $33.0 million, partially offset by net proceeds from sale of three subsidiaries of $10.6 million.
Financing Activities
During the twelve months ended December 31, 2019, cash flows used in financing activities was $11.7 million, primarily driven by $98.6 million in proceeds, net of fees, from the issuance of common and preferred shares, more than offset by $68.1 million in net repayments under the Credit Agreement, $30.2 million in deferred acquisition consideration payments and $11.4 million in distribution payments.
During the twelve months ended December 31, 2018, cash flows provided by financing activities was $21.4 million, primarily driven by $68.1 million in net borrowings under the Credit Agreement and $32.2 million of acquisition related payments.
During the twelve months ended December 31, 2017, cash flows used in financing activities was $32.6 million, primarily driven by $54.4 million in net repayments under the Credit Agreement, $57.1 million of acquisition related payments and distributions to noncontrolling partners of $8.9 million. These amounts were partially offset by $95.0 million of gross proceeds from the issuance of convertible preference shares.
Total Debt
Debt, inclusive of amounts drawn under the credit facility, net of debt issuance costs, as of December 31, 2019 was $887.6 million as compared to $954.1 million outstanding at December 31, 2018. The decrease of $66.5 million in debt was primarily a result of the Company’s net repayments on the Credit Agreement. See Note 11 of the Notes to the Consolidated Financial Statements for information regarding the Company’s $900 million aggregate principal amount of its 6.50% Notes and $250 million available under the Credit Agreement.
The Company is in compliance with all of the terms and conditions of the Credit Agreement, and management believes, based on its current financial projections, that the Company will continue to be in compliance with its covenants over the next twelve months.
If the Company loses all or a substantial portion of its lines of credit under the Credit Agreement, or if the Company uses the maximum available amount under the Credit Agreement, it will be required to seek other sources of liquidity. If the Company were unable to find these sources of liquidity, for example through an equity offering, access to the capital markets or asset sales, the Company’s ability to fund its working capital needs and any contingent obligations with respect to acquisitions and redeemable noncontrolling interests would be adversely affected.
Pursuant to the Credit Agreement, the Company must comply with certain financial covenants including, among other things, covenants for (i) senior leverage ratio, (ii) total leverage ratio, (iii) fixed charges ratio, and (iv) minimum earnings before interest, taxes and depreciation and amortization, in each case as such term is specifically defined in the Credit Agreement. For the period ended December 31, 2019, the Company’s calculation of each of these covenants, and the specific requirements under the Credit Agreement, respectively, were calculated based on the trailing twelve months as follows:

December 31, 2019
Total Senior Leverage Ratio	(0.37)
Maximum per covenant	2.00

Total Leverage Ratio	4.52
Maximum per covenant	6.25

Fixed Charges Ratio	2.55
Minimum per covenant	1.00

Earnings before interest, taxes, depreciation and amortization (in millions)	$184.2
Minimum per covenant (in millions)	$105.0
These ratios and measures are not based on generally accepted accounting principles and are not presented as alternative measures of operating performance or liquidity. Some of these ratios and measures include, among other things, pro forma adjustments for acquisitions, one-time charges, and other items, as defined in the Credit Agreement. They are presented here to demonstrate compliance with the covenants in the Credit Agreement, as non-compliance with such covenants could have a material adverse effect on the Company.
Contractual Obligations and Other Commercial Commitments
The following table provides a payment schedule of present and future obligations. Management anticipates that the obligations outstanding at December 31, 2019 will be repaid with new financing, equity offerings, asset sales and/or cash flow from operations:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	After 5 Years
	(Dollars in Thousands)
Indebtedness (1)	$900,000	$—	$—	$900,000	$—
Operating lease obligations	339,562	60,504	99,147	79,925	99,986
Interest on debt	263,250	58,500	117,000	87,750	—
Deferred acquisition consideration (2)	75,220	45,521	29,699	—	—
Other long-term liabilities	2,830	782	2,048	—	—
Total contractual obligations (3)	$1,580,862	$165,307	$247,894	$1,067,675	$99,986
On February 27, 2020, in connection with the centralization of our New York real estate portfolio, the Company entered into an agreement to lease space at One World Trade Center. The lease term is for approximately eleven years commencing on April 1, 2020, with rental payments totaling approximately $115 million. As part of the centralization initiative, the Company will sublease existing properties currently under lease, resulting in the recovery of a significant portion of our rent obligation under such arrangements.

(1)	Indebtedness includes no borrowings under the Credit Agreement which is due in 2021.

(2)
Deferred acquisition consideration excludes future payments with an estimated fair value of $8.6 million that are contingent upon employment terms as well as financial performance and will be expensed as stock-based compensation over the required retention period. Of this amount, the Company estimates $3.3 million will be paid in 2020 and $5.3 million will be paid in one to three years.

(3)	Pension obligations of $15.8 million are not included since the timing of payments are not known.
Liquidity and Capital Resources:
Other-Balance Sheet Commitments
Media and Production

The Company’s agencies enter into contractual commitments with media providers and agreements with production companies on behalf of its clients at levels that exceed the revenue from services. Some of our agencies purchase media for clients and act as an agent on behalf of their clients. These commitments are included in Accruals and other liabilities when the media services are delivered by the media providers. MDC takes precautions against default on payment for these services and has historically had a very low incidence of default. MDC is still exposed to the risk of significant uncollectible receivables from our clients. The risk of a material loss could significantly increase in periods of severe economic downturn.
Deferred Acquisition Consideration
Deferred acquisition consideration on the balance sheet consists of deferred obligations related to contingent and fixed purchase price payments, and to a lesser extent, contingent and fixed retention payments tied to continued employment of specific personnel. See Note 2 and 9 of the Notes to the Consolidated Financial Statements for additional information regarding contingent deferred acquisition consideration.
The following table presents the changes in the deferred acquisition consideration by segment for the year ended December 31, 2019:

		December 31, 2019
	Integrated Networks - Group A	Integrated Networks - Group B	Media & Data Network	All Other	Total
	(Dollars in Thousands)
Beginning balance of contingent payments	$31,243	$38,058	$2,689	$10,608	$82,598
Payments	(11,231)	(14,927)	(2,763)	(1,798)	(30,719)
Additions - acquisitions and step-up transactions	6,344	801	—	—	7,145
Redemption value adjustments (1)	1,740	1,466	74	2,122	5,402
Stock-based compensation	8,030	1,668	—	350	10,048
Other (2)	(2)	(6)	—	205	197
Ending balance of contingent payments	36,124	27,060	—	11,487	74,671
Fixed payments	—	549	—	—	549
	$36,124	$27,609	$—	$11,487	$75,220
(1)Redemption value adjustments are fair value changes from the Company’s initial estimates of deferred acquisition payments, including the accretion of present value and stock-based compensation charges relating to acquisition payments that are tied to continued employment.

(2)	Other primarily consists of translation adjustments.
Redeemable Noncontrolling Interest
When acquiring less than 100% ownership of an entity, the Company may enter into agreements that give the Company an option to purchase, or require the Company to purchase, the incremental ownership interests under certain circumstances. Where the option to purchase the incremental ownership is within the Company’s control, the amounts are recorded as noncontrolling interests in the equity section of the Company’s balance sheet. Where the incremental purchase may be required of the Company, the amounts are recorded as redeemable noncontrolling interests in mezzanine equity. See Notes 2 and 13 of the Notes to the Consolidated Financial Statements included herein for further information.
Guarantees
Generally, the Company has indemnified the purchasers of certain of its assets in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years. Historically, the Company has not made any significant indemnification payments under such agreements and no amounts has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred, and would recognize any such losses under any guarantees or indemnifications in the period when those losses are probable and estimable.
Critical Accounting Policies and Estimates
Our Consolidated Financial Statements have been prepared in accordance with GAAP. Preparation of the Consolidated Financial Statements and related disclosures requires us to make judgments, assumptions and estimates that affect the amounts reported and disclosed in the accompanying financial statements and footnotes. Our significant accounting policies are discussed in Note 2 of the Consolidated Financial Statements. Our critical accounting policies are those that are considered by management to require significant judgment and use of estimates and that could have a significant impact on our financial statements. An understanding of our critical accounting policies is necessary to analyze our financial results.
Our critical accounting policies include our accounting for revenue recognition, business combinations, deferred acquisition consideration, redeemable noncontrolling interests, goodwill and intangible assets, income taxes and stock-based compensation. The financial statements are evaluated on an ongoing basis and estimates are based on historical experience, current conditions and various other assumptions believed to be reasonable under the circumstances. Actual results can differ from those estimates, and it is possible that the differences could be material.
Revenue Recognition.  The Company’s revenue is recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. See Note 5 of the Notes to the Consolidated Financial Statements included herein for further information.
Business Combinations.  The Company has historically made, and may continue to make, selective acquisitions of marketing communications businesses. In making acquisitions, the price paid is determined by various factors, including service offerings, competitive position, reputation and geographic coverage, as well as prior experience and judgment. Due to the nature of advertising, marketing and corporate communications services companies, the companies acquired frequently have significant identifiable intangible assets, which primarily consist of customer relationships.
For each of the Company’s acquisitions, a detailed review is undertaken to identify other intangible assets and a valuation is performed for all such identified assets. The Company uses several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. Like most service businesses, a substantial portion of the intangible asset value that the Company acquires is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets that the Company acquires is derived from customer relationships, including the related customer contracts, as well as trademarks.
Deferred Acquisition Consideration. Consistent with our past practice of acquiring a majority ownership position, most acquisitions include an initial payment at the time of closing and provide for future additional contingent purchase price payments. Contingent purchase price obligations for these transactions is recorded as a deferred acquisition consideration liability, are derived from the performance of the acquired entity and are based on predetermined formulas. These various contractual valuation formulas may be dependent on future events, such as the growth rate of the earnings of the relevant subsidiary during the contractual period, and, in some cases, the currency exchange rate on the date of payment. The liability is adjusted quarterly based on changes in current information affecting each subsidiary’s current operating results and the impact this information will have on future results included in the calculation of the estimated liability. In addition, changes in various contractual valuation formulas as well as adjustments to present value impact quarterly adjustments. These adjustments are recorded in results of operations.
Redeemable Noncontrolling Interests.  Many of the Company’s acquisitions include contractual arrangements where the noncontrolling shareholders have an option to purchase, or may require the Company to purchase, such noncontrolling shareholders’ incremental ownership interests under certain circumstances and the Company has similar call options under the same contractual terms. The amount of consideration under these contractual arrangements is not a fixed amount, but rather is dependent upon various valuation formulas, such as the average earnings of the relevant subsidiary through the date of exercise or the growth rate of the earnings of the relevant subsidiary during that period. In the event that an incremental purchase may be required of the Company, the amounts are recorded as redeemable noncontrolling interests in mezzanine equity on the Consolidated Balance Sheet at their acquisition date fair value and adjusted for changes to their estimated redemption value through Common stock and other paid-in capital (but not less than their initial redemption value), except for foreign currency translation adjustments. These adjustments will not impact the calculation of earnings (loss) per share if the redemption values are less than the estimated fair values.
Goodwill and Other Intangibles.  The Company reviews goodwill and other intangible assets with indefinite lives not subject to amortization for impairment annually as of October 1st of each year or more frequently if indicators of potential impairment exist. The Company performs its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value provided the loss recognized does not exceed the total amount of goodwill allocated to that reporting unit.
For the annual impairment testing, the Company has the option of assessing qualitative factors to determine whether it is more likely than not that the carrying amount of a reporting unit exceeds its fair value or performing a quantitative goodwill impairment test. Qualitative factors considered in the assessment include industry and market considerations, the competitive environment, overall financial performance, changing cost factors such as labor costs, and other factors specific to each reporting unit such as change in management or key personnel.

If the Company elects to perform the qualitative assessment and concludes that it is more likely than not that the fair value of the reporting unit is more than its carrying amount, then goodwill is not considered impaired and the quantitative impairment test is not necessary. For reporting units for which the qualitative assessment concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount and for reporting units for which the qualitative assessment is not performed, the Company will perform the quantitative impairment test, which compares the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill is not considered impaired and additional analysis is not required. However, if the carrying amount of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the recognition of an impairment charge is required.
Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. For the 2019 annual impairment test, the Company used an income approach, which incorporates the use of the discounted cash flow (“DCF”) method. The income approach requires the exercise of significant judgment, including judgment about the amount and timing of expected future cash flows, assumed terminal value and appropriate discount rates.
The DCF estimates incorporate expected cash flows that represent a spectrum of the amount and timing of possible cash flows of each reporting unit from a market participant perspective. The expected cash flows are developed from the Company’s long-range planning process using projections of operating results and related cash flows based on assumed long-term growth rates and demand trends and appropriate discount rates based on a reporting units weighted average cost of capital (“WACC”) as determined by considering the observable WACC of comparable companies and factors specific to the reporting unit. The terminal value is estimated using a constant growth method which requires an assumption about the expected long-term growth rate. The estimates are based on historical data and experience, industry projections, economic conditions, and the Company’s expectations. We performed the quantitative impairment test in 2019. See Note 8 of the Notes to the Consolidated Financial Statements for additional information regarding the Company’s impairment test and impairment charges recognized.
The assumptions used for the long-term growth rate and WACC in the annual goodwill impairment test are as follows:

October 1,
2019
Long-term growth rate	2.0%
WACC	9.91%
For the 2019 annual goodwill impairment test, the Company had 25 reporting units, all of which were subject to the quantitative goodwill impairment test. The range of the excess of fair value over the carrying amount for the Company’s reporting units was from 24% to over 100%. The Company performed a sensitivity analysis which included a 1% increase to the WACC. Based on the results of that analysis, no other reporting unit failed the quantitative impairment test.
The Company believes the estimates and assumptions used in the calculations are reasonable. However, if there was an adverse change in the facts and circumstances, then an impairment charge may be necessary in the future. Should the fair value of any of the Company’s reporting units fall below its carrying amount because of reduced operating performance, market declines, changes in the discount rate, or other conditions, charges for impairment may be necessary. The Company monitors its reporting units to determine if there is an indicator of potential impairment.
Indefinite-lived intangible assets are primarily evaluated on an annual basis, generally in conjunction with the Company’s evaluation of goodwill balances. See Note 8 of the Notes to the Consolidated Financial Statements for additional information.
Income Taxes. The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management evaluates on a quarterly basis all available positive and negative evidence considering factors such as the reversal of deferred income tax liabilities, projected future taxable income, the character of the income tax asset, tax planning strategies, changes in tax laws and other factors. The periodic assessment of the net carrying value of the Company’s deferred tax assets under the applicable accounting rules requires significant management judgment. A change to any of these factors could impact the estimated valuation allowance and income tax expense.
Stock-based Compensation.  The fair value method is applied to all awards granted, modified or settled. Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the service period that is the award’s vesting period. Awards based on performance conditions are recorded as compensation expense when the performance conditions are expected to be met. See Note 15 of the Notes to the Consolidated Financial Statements for further information.
From time to time, certain acquisitions and step-up transactions include an element of compensation related payments. The Company accounts for those payments as stock-based compensation.

New Accounting Pronouncements
Information regarding new accounting pronouncements can be found in Note 3 of the Notes to the Consolidated Financial Statements included herein.

Item 8. Financial Statements and Supplementary Data

MDC PARTNERS INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
MDC Partners Inc.
New York, New York
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of MDC Partners Inc. (the “Company”) and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), shareholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and schedules presented in Item 15 (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 5, 2020 expressed an adverse opinion thereon.
Change in Accounting Principles
As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for leases on January 1, 2019 due to the adoption of Accounting Standards
Codification, Leases (“ASC 842”).
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP
We have served as the Company's auditor since 2006.
New York, New York
March 5, 2020, (except for matters discussed in Notes 1, 4, 5, 6, 8, 10, 17, 21 and 22 as to which the date is August 31, 2020)

MDC PARTNERS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(thousands of United States dollars, except per share amounts)

	Years Ended December 31,
	2019	2018	2017
Revenue:
Services	$1,415,803	$1,475,088	$1,513,779
Operating Expenses:
Cost of services sold	961,076	991,198	1,023,476
Office and general expenses	328,339	349,056	310,455
Depreciation and amortization	38,329	46,196	43,474
Goodwill and other asset impairment	8,599	87,204	5,471
	1,336,343	1,473,654	1,382,876
Operating income	79,460	1,434	130,903
Other Income (expense):
Interest expense and finance charges, net	(64,942)	(67,075)	(64,364)
Foreign exchange gain (loss)	8,750	(23,258)	18,137
Other, net	(2,401)	230	1,346
	(58,593)	(90,103)	(44,881)
Income (loss) before income taxes and equity in earnings of non-consolidated affiliates	20,867	(88,669)	86,022
Income tax expense (benefit)	10,316	29,615	(168,358)
Income (loss) before equity in earnings of non-consolidated affiliates	10,551	(118,284)	254,380
Equity in earnings of non-consolidated affiliates	352	62	2,081
Net income (loss)	10,903	(118,222)	256,461
Net income attributable to the noncontrolling interest	(16,156)	(11,785)	(15,375)
Net income (loss) attributable to MDC Partners Inc.	(5,253)	(130,007)	241,086
Accretion on and net income allocated to convertible preference shares	(12,304)	(8,355)	(36,254)
Net income (loss) attributable to MDC Partners Inc. common shareholders	$(17,557)	$(138,362)	$204,832
Income (loss) Per Common Share:
Basic
Net income (loss) attributable to MDC Partners Inc. common shareholders	$(0.25)	$(2.42)	$3.71
Diluted
Net income (loss) attributable to MDC Partners Inc. common shareholders	$(0.25)	$(2.42)	$3.70
Weighted Average Number of Common Shares Outstanding:
Basic	69,132,100	57,218,994	55,255,797
Diluted	69,132,100	57,218,994	55,481,786
Stock-based compensation expense is included in the following line items above:
Cost of services sold	$29,160	$12,513	$19,015
Office and general expenses	1,880	5,903	5,335
Total	$31,040	$18,416	$24,350

See notes to the Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(thousands of United States dollars)

	Years Ended December 31,
	2019	2018	2017
Comprehensive Income (Loss)
Net income (loss)	$10,903	$(118,222)	$256,461

Other comprehensive income (loss), net of applicable tax:
Foreign currency translation adjustment	(6,691)	3,158	3,611
Benefit plan adjustment, net of income tax expense (benefit) of ($740) for 2019, $223 for 2018 and nil for 2017	(1,911)	555	(1,336)
Other comprehensive income (loss)	(8,602)	3,713	2,275
Comprehensive income (loss) for the period	2,301	(114,509)	258,736
Comprehensive income attributable to the noncontrolling interests	(16,543)	(8,824)	(17,780)
Comprehensive income (loss) attributable to MDC Partners Inc.	$(14,242)	$(123,333)	$240,956
See notes to the Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(thousands of United States dollars)

	December 31, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$106,933	$30,873
Accounts receivable, less allowance for doubtful accounts of $3,304 and $1,879	449,288	394,085
Expenditures billable to clients	30,133	42,369
Assets held for sale	—	78,913
Other current assets	35,613	42,499
Total Current Assets	621,967	588,739
Fixed assets, at cost, less accumulated depreciation of $129,579 and $128,546	81,054	88,189
Right-of-use assets - operating leases	223,622	—
Investments in non-consolidated affiliates	—
Goodwill	731,691	732,752
Other intangible assets, net	54,893	67,765
Deferred tax assets	84,900	91,436
Other assets	30,179	32,069
Total Assets	$1,828,306	$1,600,950
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$200,148	$221,995
Accruals and other liabilities	353,575	313,141
Liabilities held for sale	—	35,967
Advance billings	171,742	138,505
Current portion of lease liabilities - operating leases	48,659	—
Current portion of deferred acquisition consideration	45,521	32,928
Total Current Liabilities	819,645	742,536
Long-term debt	887,630	954,107
Long-term portion of deferred acquisition consideration	29,699	50,767
Long-term lease liabilities - operating leases	219,163	—
Other liabilities	21,584	54,255
Deferred tax liabilities	4,187	5,329
Total Liabilities	1,981,908	1,806,994
Redeemable Noncontrolling Interests	36,973	51,546
Commitments, Contingencies and Guarantees (Note 14)
Shareholders’ Deficit:
Convertible preference shares, 145,000 authorized, issued and outstanding at December 31, 2019 and 95,000 at December 31, 2018	152,746	90,123
Common stock and other paid-in capital	101,469	58,579
Accumulated deficit	(480,779)	(475,526)
Accumulated other comprehensive (loss) income	(4,269)	4,720
MDC Partners Inc. Shareholders' Deficit	(230,833)	(322,104)
Noncontrolling interests	40,258	64,514
Total Shareholders' Deficit	(190,575)	(257,590)
Total Liabilities, Redeemable Noncontrolling Interests and Shareholders' Deficit	$1,828,306	$1,600,950
See notes to the Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(thousands of United States dollars)

	Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income (loss)	$10,903	$(118,222)	$256,461
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Stock-based compensation	31,040	18,416	24,350
Depreciation	25,133	27,111	23,873
Amortization of intangibles	13,196	19,085	19,601
Amortization of deferred finance charges and debt discount	3,346	3,193	3,022
Goodwill and other asset impairment	8,599	87,204	5,471
Adjustment to deferred acquisition consideration	5,403	(374)	(4,819)
Deferred income taxes (benefits)	4,791	21,585	(173,313)
(Gain) loss on disposition of assets	3,237	(1,867)	(1,600)
Earnings of non-consolidated affiliates	(352)	(62)	(2,081)
Other non-current assets and liabilities	(863)	392	(4,420)
Foreign exchange	(9,475)	20,795	(17,637)
Changes in working capital:
Accounts receivable	(37,763)	31,326	(50,030)
Expenditures billable to clients	12,236	(11,223)	1,892
Prepaid expenses and other current assets	3,474	(17,189)	6,569
Accounts payable, accruals and other current liabilities	(14,077)	(18,222)	13,398
Acquisition related payments	(5,223)	(29,141)	(42,790)
Cash in trusts	—	(656)	(709)
Advance billings	32,934	(14,871)	14,548
Net cash provided by operating activities	86,539	17,280	71,786
Cash flows from investing activities:
Capital expenditures	(18,596)	(20,264)	(32,958)
Proceeds from sale of assets	23,050	2,082	10,631
Acquisitions, net of cash acquired	(4,823)	(32,713)	—
Distributions from non-consolidated affiliates	—	963	3,672
Other investments	484	(499)	(2,229)
Net cash provided by (used in) investing activities	115	(50,431)	(20,884)
Cash flows from financing activities:
Repayment of revolving credit facility	(1,303,350)	(1,625,862)	(1,479,632)
Proceeds from revolving credit facility	1,235,205	1,694,005	1,425,207
Proceeds from issuance of common and convertible preference shares, net of issuance costs	98,620	—	90,220
Acquisition related payments	(30,155)	(32,172)	(57,083)
Distributions to noncontrolling interests	(11,392)	(13,419)	(8,865)
Payment of dividends	(56)	(196)	(284)
Purchase of shares	(601)	(776)	(1,758)
Other	—	(146)	(404)
Net cash provided by (used in) financing activities	(11,729)	21,434	(32,599)
Effect of exchange rate changes on cash, cash equivalents, and cash held in trusts	1	77	(754)

MDC PARTNERS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)
(thousands of United States dollars)

	Years Ended December 31,
	2019	2018	2017
Net increase (decrease) in cash, cash equivalents, and cash held in trusts including cash classified within assets held for sale	74,926	(11,640)	17,549
Change in cash and cash equivalents held in trusts classified within held for sale	(3,307)	(8,298)	—
Change in cash and cash equivalents classified within assets held for sale	4,441	—	—
Net increase (decrease) in cash and cash equivalents	76,060	(19,938)	17,549
Cash and cash equivalents at beginning of period	30,873	50,811	33,262
Cash and cash equivalents at end of period	$106,933	$30,873	$50,811
Supplemental disclosures:
Cash income taxes paid	$2,296	$3,836	$8,099
Cash interest paid	$62,223	$64,012	$62,895
See notes to the Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
(thousands of United States dollars, except per share amounts)

	Twelve Months Ended
	December 31, 2019
	Convertible Preference Shares		Common Shares	Common Stock and Other Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	MDC Partners Inc. Shareholders' Deficit	Noncontrolling Interests	Total Shareholder's Deficit

	Shares	Amount	Shares
Balance at December 31, 2018	95,000	$90,123	57,521,323	$58,579	$(475,526)	$4,720	$(322,104)	$64,514	$(257,590)
Net income attributable to MDC Partners Inc.	—	—	—	—	(5,253)	—	(5,253)	—	(5,253)
Other comprehensive income (loss)	—	—	—	—	—	(8,989)	(8,989)	387	(8,602)
Issuance of common and convertible preference shares	50,000	62,623	14,285,714	35,997	—	—	98,620	—	98,620
Issuance of restricted stock	—	—	576,932	—	—	—	—	—	—
Shares acquired and cancelled	—	—	(229,366)	(601)	—	—	(601)	—	(601)
Stock-based compensation	—	—	—	3,655	—	—	3,655	—	3,655
Changes in redemption value of redeemable noncontrolling interests	—	—	—	3,160	—	—	3,160	—	3,160
Business acquisitions and step-up transactions, net of tax	—	—	—	1,911	—	—	1,911	—	1,911
Changes in ownership interest	—	—	—	(91)	—	—	(91)	(24,642)	(24,733)
Other	—	—	—	(1,141)	—	—	(1,141)	(1)	(1,142)
Balance at December 31, 2019	145,000	$152,746	72,154,603	$101,469	$(480,779)	$(4,269)	$(230,833)	$40,258	$(190,575)

	Twelve Months Ended
	December 31, 2018
	Convertible Preference Shares		Common Shares	Common Stock and Other Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	MDC Partners Inc. Shareholders' Deficit	Noncontrolling Interests	Total Shareholder's Deficit

	Shares	Amount	Shares
Balance at December 31, 2017	95,000	$90,220	56,375,131	$38,191	$(344,349)	$(1,954)	$(217,892)	$58,030	$(159,862)
Net loss attributable to MDC Partners Inc.	—	—	—	—	(130,007)	—	(130,007)	—	(130,007)
Other comprehensive income (loss)	—	—	—	—	—	6,674	6,674	(2,961)	3,713
Expenses for convertible preference shares	—	(97)	—	—	—	—	(97)	—	(97)
Issuance of restricted stock	—	—	243,529	—	—	—	—	—	—
Shares acquired and cancelled	—	—	(108,898)	(776)	—	—	(776)	—	(776)
Shares issued, acquisitions	—	—	1,011,561	7,030	—	—	7,030	—	7,030
Stock-based compensation	—	—	—	8,165	—	—	8,165	—	8,165
Changes in redemption value of redeemable noncontrolling interests	—	—	—	(4,171)	—	—	(4,171)	—	(4,171)
Business acquisitions and step-up transactions, net of tax	—	—	—	10,140	—	—	10,140	15,410	25,550
Changes in ownership interest	—	—	—	—	—	—	—	(5,965)	(5,965)
Cumulative effect of adoption of ASC 606	—	—	—	—	(1,170)	—	(1,170)	—	(1,170)
Balance at December 31, 2018	95,000	$90,123	57,521,323	$58,579	$(475,526)	$4,720	$(322,104)	$64,514	$(257,590)

MDC PARTNERS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT - (continued)
(thousands of United States dollars, except per share amounts)

	Twelve Months Ended
	December 31, 2017
	Convertible Preference Shares		Common Shares	Common Stock and Other Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	MDC Partners Inc. Shareholders' Deficit	Noncontrolling Interests	Total Shareholder's Deficit

	Shares	Amount	Shares
Balance at December 31, 2016	—	$—	52,802,058	$8,563	$(585,435)	$(1,824)	$(578,696)	$65,633	$(513,063)
Net income attributable to MDC Partners Inc.	—	—	—	—	241,086	—	241,086	—	241,086
Other comprehensive income (loss)	—	—	—	—	—	(130)	(130)	2,405	2,275
Issuance of common and convertible preference shares	95,000	90,220	—	—	—	—	90,220	—	90,220
Issuance of restricted stock	—	—	380,669	—	—	—	—	—	—
Shares acquired and cancelled	—	—	(161,535)	(1,758)	—	—	(1,758)	—	(1,758)
Deferred acquisition consideration settled through issuance of shares	—	—	3,353,939	27,852	—	—	27,852	—	27,852
Stock-based compensation	—	—	—	8,028	—	—	8,028	—	8,028
Changes in redemption value of redeemable noncontrolling interests	—	—	—	(1,498)	—	—	(1,498)	—	(1,498)
Business acquisitions and step-up transactions, net of tax	—	—	—	2,315	—	—	2,315	(11,965)	(9,650)
Changes in ownership interest	—	—	—	(5,654)	—	—	(5,654)	12,614	6,960
Dispositions	—	—	—	—	—	—	—	(10,657)	(10,657)
Other	—	—	—	343	—	—	343	—	343
Balance at December 31, 2017	95,000	$90,220	56,375,131	$38,191	$(344,349)	$(1,954)	$(217,892)	$58,030	$(159,862)

See notes to the Consolidated Financial Statements.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
1. Basis of Presentation and Recent Developments
The accompanying consolidated financial statements include the accounts of MDC Partners Inc. (the “Company” or “MDC”) and its subsidiaries and variable interest entities for which the Company is the primary beneficiary. References herein to “Partner Firms” generally refer to the Company’s subsidiary agencies.
MDC has prepared the consolidated financial statements included herein in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for reporting financial information on Form 10-K. The preparation of financial statements in conformity with GAAP, which requires us to make judgments, assumptions and estimates that affect the amounts reported and disclosed. Actual results could differ from these estimates and assumptions.
The accompanying financial statements reflect all adjustments, consisting of normally recurring accruals, which in the opinion of management are necessary for a fair presentation, in all material respects, of the information contained therein. Intercompany balances and transactions have been eliminated in consolidation.
Certain reclassifications have been made to the prior year financial information to conform to the current year presentation.The Company reorganized its management structure effective January 1, 2020 which resulted in a change to our reportable segments. Prior periods presented have been recast to reflect the change in reportable segments. See Note 21 of the Notes to the Consolidated Financial Statements included herein.

Nature of Operations
MDC is a leading provider of global marketing, advertising, activation, communications and strategic consulting solutions. MDC’s Partner Firms deliver a wide range of customized services in order to drive growth and business performance for its clients.
MDC Partners Inc., formerly MDC Corporation Inc., is incorporated under the laws of Canada. The Company commenced using the name MDC Partners Inc. on November 1, 2003 and legally changed its name through amalgamation with a wholly-owned subsidiary on January 1, 2004. The Company operates in North America, Europe, Asia, South America, and Australia.
Recent Developments
The COVID-19 pandemic has negatively impacted the Company's results of operations, cash flows and financial position. While it is difficult to predict the full scale of the impact, the Company took actions beginning of March 2020 to address the impact of the pandemic, such as working closely with our clients, reducing our expenses and monitoring liquidity.
On February 14, 2020, the Company sold substantially all the assets and certain liabilities of Sloane and Company LLC (“Sloane”), an indirectly wholly owned subsidiary of the Company, to an affiliate of The Stagwell Group LLC (“Stagwell”), for an aggregate purchase price of approximately $26 million, consisting of cash paid at closing plus contingent deferred payments expected to be paid over the next two years. The sale resulted in a gain estimated at approximately $16 million. An affiliate of Stagwell has a minority ownership interest in the Company.  Mark Penn is the CEO and Chairman of the Board of Directors (the "Board") of the Company and is also manager of Stagwell.

On February 27, 2020, in connection with the centralization of our New York real estate portfolio, the Company entered into an agreement to lease space at One World Trade Center. The lease term is for approximately eleven years commencing on April 1, 2020, with rental payments totaling approximately $115 million. As part of the centralization initiative, the Company will sublease existing properties currently under lease, resulting in the recovery of a significant portion of our rent obligation under such arrangements.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)

2. Significant Accounting Policies
The Company’s significant accounting policies are summarized as follows:
Principles of Consolidation.  The accompanying consolidated financial statements include the accounts of MDC Partners Inc. and its domestic and international controlled subsidiaries that are not considered variable interest entities, and variable interest entities for which the Company is the primary beneficiary. Intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates.  The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities including goodwill, intangible assets, contingent deferred acquisition consideration, redeemable noncontrolling interests, deferred tax assets and the amounts of revenue and expenses reported during the period. These estimates are evaluated on an ongoing basis and are based on historical experience, current conditions and various other assumptions believed to be reasonable under the circumstances. These estimates require the use of assumptions about future performance, which are uncertain at the time of estimation. To the extent actual results differ from the assumptions used, results of operations and cash flows could be materially affected.
Fair Value.  The Company applies the fair value measurement guidance for financial assets and liabilities that are required to be measured at fair value and for non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis, including goodwill and other identifiable intangible assets. The measurement of fair value requires the use of techniques based on observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions.
When available, the Company uses quoted market prices in active markets to determine the fair value of its financial instruments and classifies such items in Level 1. In some cases, quoted market prices are used for similar instruments in active markets and the Company classifies such items in Level 2. See Note 19 of the Notes to the Consolidated Financial Statements included herein for additional information regarding fair value measurements.
Concentration of Credit Risk.  The Company provides marketing communications services to clients who operate in most industry sectors. Credit is granted to qualified clients in the ordinary course of business. Due to the diversified nature of the Company’s client base, the Company does not believe that it is exposed to a concentration of credit risk. No client accounted for more than 10% of the Company’s consolidated accounts receivable as of December 31, 2019 or December 31, 2018. No sales to an individual client or country other than in the United States accounted for more than 10% of revenue for the fiscal years ended December 31, 2019, 2018, or 2017. As the Company operates in foreign markets, it is always considered at least reasonably possible foreign operations will be disrupted in the near term.
Cash and Cash Equivalents.  The Company’s cash equivalents are primarily comprised of investments in overnight interest-bearing deposits, money market instruments and other short-term investments with original maturity dates of three months or less at the time of purchase. The Company has a concentration of credit risk in that there are cash deposits in excess of federally insured amounts.
Allowance for Doubtful Accounts.  Trade receivables are stated at invoiced amounts less allowances for doubtful accounts. The allowances represent estimated uncollectible receivables associated with potential customer defaults usually due to customers’ potential insolvency. The allowances include amounts for certain customers where a risk of default has been specifically identified. The assessment of the likelihood of customer defaults is based on various factors, including the length of time the receivables are past due, historical experience and existing economic conditions.
Expenditures Billable to Clients.  Expenditures billable to clients consist principally of outside vendor costs incurred on behalf of clients when providing services that have not yet been invoiced to clients. Such amounts are invoiced to clients at various times over the course of the production process.
Fixed Assets.  Fixed assets are stated at cost, net of accumulated depreciation. Computers, furniture and fixtures are depreciated on a straight-line basis over periods of three to seven years. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset. Repairs and maintenance costs are expensed as incurred.
Leases. Effective January 1, 2019, the Company adopted ASC 842, Leases. As a result, comparative prior periods have not been adjusted and continue to be reported under ASC 840, Leases. The Company recognizes on the balance sheet at the time of

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2. Significant Accounting Policies - (continued)

lease commencement a right-of-use lease asset and a lease liability, initially measured at the present value of the lease payments. All right-of-use lease assets are reviewed for impairment. See Note 3 and Note 10 of the Notes to the Consolidated Financial Statements included herein for further information on leases.
Impairment of Long-lived Assets.  A long-lived asset or asset group is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. When such events occur, the Company compares the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group to the carrying amount of such asset or asset group. If this comparison indicates that there is an impairment, the amount of the impairment is typically calculated using discounted expected future cash flows where observable fair values are not readily determinable. The discount rate applied to these cash flows is based on the Company’s weighted average cost of capital (“WACC”), risk adjusted where appropriate, or other appropriate discount rate.
Equity Method Investments.  Equity method investments are investments in entities in which the Company has an ownership interest of less than 50% and has significant influence, or joint control by contractual arrangement, (i) over the operating and financial policies of the affiliate or (ii) has an ownership interest greater than 50%; however, the substantive participating rights of the noncontrolling interest shareholders preclude the Company from exercising unilateral control over the operating and financial policies of the affiliate. The Company’s proportionate share of the net income or loss of equity method investments is included in the results of operations and any dividends and distributions reduce the carrying value of the investments. The Company’s equity method investments, include various interests in investment funds, are included in Investments in non-consolidated affiliates within the Consolidated Balance Sheets. The Company’s management periodically evaluates these investments to determine if there has been a decline in value that is other than temporary.
Other Investments.  From time to time, the Company makes investments in start-ups, such as advertising technology and innovative consumer product companies, where the Company does not exercise significant influence over the operating and financial policies of the investee. Non-marketable equity investments (cost method investments) do not have a readily determinable fair value and are recorded at cost, less any impairment, adjusted for qualifying observable investment balance changes. The carrying amount for these investments, which are included in Other assets within the Consolidated Balance Sheets as of December 31, 2019 and 2018 was $9,854 and $8,072, respectively.
The Company is required to measure these other investments at fair value and recognize any changes in fair value within net income or loss unless for investments that don’t have readily determinable fair values and don’t qualify for certain criteria an alternative for measurement exists. The alternative is to measure these investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The Company has elected to measure these investments under the alternative method. The Company performs a qualitative assessment to review these investments for impairment by identifying any impairment indicators, such as significant deterioration of earnings or significant change in the industry. If the qualitative assessment indicates an investment is impaired, the Company estimates the fair value and reduces the carrying value of the investment down to its fair value with the loss recorded within net income or loss.
Goodwill and Indefinite Lived Intangibles.  Goodwill (the excess of the acquisition cost over the fair value of the net assets acquired) and an indefinite life intangible asset (a trademark) acquired as a result of a business combination which are not subject to amortization are tested for impairment annually as of October 1st of each year, or more frequently if indicators of potential impairment exist. For goodwill, impairment is assessed at the reporting unit level.
For the annual impairment test, the Company has the option of assessing qualitative factors to determine whether it is more likely than not that the carrying amount of a reporting unit exceeds its fair value or performing a quantitative goodwill impairment test. Qualitative factors considered in the assessment include industry and market considerations, the competitive environment, overall financial performance, changing cost factors such as labor costs, and other factors specific to each reporting unit such as change in management or key personnel.
If the Company elects to perform the qualitative assessment and concludes that it is more likely than not that the fair value of the reporting unit is more than its carrying amount, then goodwill is not considered impaired and the quantitative impairment test is not necessary. For reporting units for which the qualitative assessment concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount and for reporting units for which the qualitative assessment is not performed, the Company will perform the quantitative impairment test, which compares the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill

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2. Significant Accounting Policies - (continued)

is not considered impaired. However, if the fair value of the reporting unit is lower than the carrying amount of the net assets assigned to the reporting unit, an impairment charge is recognized equal to the excess of the carrying amount over the fair value.
Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. For the 2019 annual impairment test, the Company used an income approach, which incorporates the use of the discounted cash flow (“DCF”) method. The income approach requires the exercise of significant judgment, including judgment about the amount and timing of expected future cash flows, assumed terminal value and appropriate discount rates.
The DCF estimates incorporate expected cash flows that represent a spectrum of the amount and timing of possible cash flows of each reporting unit from a market participant perspective. The expected cash flows are developed from the Company’s long-range planning process using projections of operating results and related cash flows based on assumed long-term growth rates, demand trends and appropriate discount rates based on a reporting unit’s WACC as determined by considering the observable WACC of comparable companies and factors specific to the reporting unit. The terminal value is estimated using a constant growth method which requires an assumption about the expected long-term growth rate. The estimates are based on historical data and experience, industry projections, economic conditions, and the Company’s expectations. See Note 8 of the Notes to the Consolidated Financial Statements included herein for additional information regarding the Company’s impairment test.
Indefinite-lived intangible assets are primarily evaluated on an annual basis, generally in conjunction with the Company’s evaluation of goodwill balances.
Definite Lived Intangible Assets.  Definite lived intangible assets are subject to amortization over their useful lives. The method of amortization selected reflects the pattern in which the economic benefits of the specific intangible asset is consumed or otherwise used. If that pattern cannot be reliably determined, a straight-line amortization method is used over the estimated useful life. Intangible assets that are subject to amortization are reviewed for potential impairment at least annually or whenever events or circumstances indicate that carrying amounts may not be recoverable. See Note 8 of the Notes to the Consolidated Financial Statements included herein for further information.
Business Combinations. Business combinations are accounted for using the acquisition method and accordingly, the assets acquired (including identified intangible assets), the liabilities assumed and any noncontrolling interest in the acquired business are recorded at their acquisition date fair values. The Company’s acquisition model typically provides for an initial payment at closing and for future additional contingent purchase price obligations. Contingent purchase price obligations are recorded as deferred acquisition consideration on the balance sheet at the acquisition date fair value and are remeasured at each reporting period. Changes in such estimated values are recorded in the results of operations.
For each acquisition, the Company undertakes a detailed review to identify other intangible assets and a valuation is performed for all such identified assets. The Company uses several market participant measurements to determine estimated value. This approach includes consideration of similar and recent transactions, as well as utilizing discounted expected cash flow methodologies. A substantial portion of the intangible assets value that the Company acquires is the specialized know-how of the workforce, which is treated as part of goodwill and is not required to be valued separately. The majority of the value of the identifiable intangible assets acquired is derived from customer relationships, including the related customer contracts, as well as trademarks.
Deferred Acquisition Consideration. Consistent with past practice of acquiring a majority ownership position, most acquisitions include an initial payment at the time of closing and provide for future additional contingent purchase price payments. Contingent purchase price obligations for these transactions are recorded as deferred acquisition consideration liabilities, and are derived from the projected performance of the acquired entity and are based on predetermined formulas. These various contractual valuation formulas may be dependent on future events, such as the growth rate of the earnings of the relevant subsidiary during the contractual period. The liability is adjusted quarterly based on changes in current information affecting each subsidiary’s current operating results and the impact this information will have on future results included in the calculation of the estimated liability. In addition, changes in various contractual valuation formulas as well as adjustments to present value impact quarterly adjustments. These adjustments are recorded in results of operations.
Redeemable Noncontrolling Interests. Many of the Company’s acquisitions include contractual arrangements where the noncontrolling shareholders have an option to purchase, or may require the Company to purchase, such noncontrolling shareholders’ incremental ownership interests under certain circumstances. The Company has similar call options under the same contractual terms. The amount of consideration under these contractual arrangements is not a fixed amount, but rather is dependent upon various valuation formulas, such as the average earnings of the relevant subsidiary through the date of exercise or the growth rate of the earnings of the relevant subsidiary during that period. In the event that an incremental purchase may be required by the Company, the amounts are recorded as redeemable noncontrolling interests in mezzanine equity on the Consolidated Balance

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(thousands of United States dollars, except per share amounts, unless otherwise stated)
2. Significant Accounting Policies - (continued)

Sheets at their acquisition date fair value and adjusted for changes to their estimated redemption value through Common stock and other paid-in capital in the Consolidated Balance Sheets (but not less than their initial redemption value), except for foreign currency translation adjustments. These adjustments will not impact the calculation of earnings (loss) per share if the redemption values are less than the estimated fair values. See Note 13 of the Notes to the Consolidated Financial Statements for detail on the impact on the Company’s earnings (loss) per share calculation.
Subsidiary and Equity Investment Stock Transactions. Transactions involving the purchase, sale or issuance of stock of a subsidiary where control is maintained are recorded as a reduction in the redeemable noncontrolling interests or noncontrolling interests, as applicable. Any difference between the purchase price and noncontrolling interest is recorded to Common stock and other paid-in capital in the Consolidated Balance Sheets. In circumstances where the purchase of shares of an equity investment results in obtaining control, the existing carrying value of the investment is remeasured to the acquisition date fair value and any gain or loss is recognized in results of operations.
Revenue Recognition.  The Company’s revenue is recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. See Note 5 of the Notes to the Consolidated Financial Statements included herein for additional information.
Cost of Services Sold.  Cost of services sold primarily consists of staff costs, and does not include depreciation charges for fixed assets.
Interest Expense.  The Company uses the effective interest method to amortize deferred financing costs and any original issue premium or discount, if applicable. The Company also uses the straight-line method, which approximates the effective interest method, to amortize the deferred financing costs on the Credit Agreement.
Income Taxes. The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management evaluates on a quarterly basis all available positive and negative evidence considering factors such as the reversal of deferred income tax liabilities, projected future taxable income, the character of the income tax asset, tax planning strategies, changes in tax laws and other factors. The periodic assessment of the net carrying value of the Company’s deferred tax assets under the applicable accounting rules requires significant management judgment. A change to any of these factors could impact the estimated valuation allowance and income tax expense.
Stock-Based Compensation.  Under the fair value method, compensation cost is measured at fair value at the date of grant and is expensed over the service period, generally the award’s vesting period. The Company uses its historical volatility derived over the expected term of the award to determine the volatility factor used in determining the fair value of the award. The Company recognizes forfeitures as they occur.
Stock-based awards that are settled in cash or equity at the option of the Company are recorded at fair value on the date of grant. The fair value measurement of the compensation cost for these awards is based on using the Black-Scholes option pricing-model or other acceptable method and is recorded in operating income over the service period, in this case the award’s vesting period.
The Company has adopted the straight-line attribution method for determining the compensation cost to be recorded during each accounting period. The Company commences recording compensation expense related to awards that are based on performance conditions under the straight-line attribution method when it is probable that such performance conditions will be met.
From time to time, certain acquisitions and step-up transactions include an element of compensation related payments. The Company accounts for those payments as stock-based compensation.
Retirement Costs.  Several of the Company’s subsidiaries offer employees access to certain defined contribution retirement programs. Under the defined contribution plans, these subsidiaries, in some cases, make annual contributions to participants’ accounts which are subject to vesting. The Company’s contribution expense pursuant to these plans was $11,909, $11,136 and $10,031 for the years ended December 31, 2019, 2018, and 2017, respectively. The Company also has a defined benefit pension plan. See Note 12 of the Notes to the Consolidated Financial Statements included herein for additional information on the defined benefit plan.
Income (Loss) per Common Share.  Basic income (loss) per common share is based upon the weighted average number of common shares outstanding during each period. Diluted income (loss) per common share is based on the above, in addition, if dilutive, common share equivalents, which include outstanding options, stock appreciation rights, and unvested restricted stock

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2. Significant Accounting Policies - (continued)

units. In periods of net loss, all potentially issuable common shares are excluded from diluted net loss per common share because they are anti-dilutive.
The Company has 145,000 authorized and issued convertible preference shares. The two-class method is applied to calculate basic net income (loss) attributable to MDC Partners Inc. per common share in periods in which shares of convertible preference shares are outstanding, as shares of convertible preference shares are participating securities due to their dividend rights. See Note 15 of the Notes to the Consolidated Financial Statements included herein for additional information. The two-class method is an earnings allocation method under which earnings per share is calculated for common stock considering a participating security’s rights to undistributed earnings as if all such earnings had been distributed during the period. Either the two-class method or the if-converted method is applied to calculate diluted net income per common share, depending on which method results in more dilution. The Company’s participating securities are not included in the computation of net loss per common share in periods of net loss because the convertible preference shareholders have no contractual obligation to participate in losses.
Foreign Currency Translation.  The functional currency of the Company is the Canadian dollar; however, it has decided to use U.S. dollars as its reporting currency for consolidated reporting purposes. Generally, the Company’s subsidiaries use their local currency as their functional currency. Accordingly, the currency impacts of the translation of the Consolidated Balance Sheets of the Company and its non-U.S. dollar based subsidiaries to U.S. dollar statements are included as cumulative translation adjustments in Accumulated other comprehensive (loss) income. Translation of intercompany debt, which is not intended to be repaid, is included in cumulative translation adjustments. Cumulative translation adjustments are not included in net earnings (loss) unless they are actually realized through a sale or upon complete, or substantially complete, liquidation of the Company’s net investment in the foreign operation. Translation of current intercompany balances are included in net earnings (loss). The balance sheets of non-U.S. dollar based subsidiaries are translated at the period end rate. The Consolidated Statements of Operation of the Company and its non-U.S. dollar based subsidiaries are translated at average exchange rates for the period.
Gains and losses arising from the Company’s foreign currency transactions are reflected in net earnings. Unrealized gains or losses arising on the translation of certain intercompany foreign currency transactions that are of a long-term nature (that is settlement is not planned or anticipated in the future) are included as cumulative translation adjustments in Accumulated other comprehensive (loss) income.
3. New Accounting Pronouncements
Adopted In The Current Reporting Period
Effective January 1, 2019, the Company adopted ASC 842. As a result, comparative prior periods have not been adjusted and continue to be reported under ASC 840, Leases. With the adoption of ASC 842, the Company has elected to apply the package of practical expedients: (1) whether a contract is or contains a lease, (2) the classification of existing leases, and (3) whether previously capitalized costs continue to qualify as initial indirect costs. Additionally, the Company elected the practical expedient to not separate non-lease components from lease components for all operating leases.
The adoption of ASC 842 had a material impact on the Company’s Consolidated Balance Sheets, resulting in the recognition, on January 1, 2019, of a lease liability of $299,243 which represents the present value of the remaining lease payments, and a right-of-use lease asset of $254,245 which represents the lease liability, offset by adjustments as appropriate under ASC 842. The adoption of ASC 842 did not have a material impact on the Company’s other Consolidated Financial Statements.
4. Acquisitions and Dispositions
2019 Acquisition
On November 15, 2019, the Company acquired the remaining 35% ownership interest of Laird + Partners it did not own for an aggregate purchase price of $2,389, comprised of a closing cash payment of $1,588 and contingent deferred acquisition payments with an estimated present value at the acquisition date of $801. The contingent deferred payments are based on the financial results of the underlying business from 2018 to 2020 with final payment due in 2021. As of the acquisition date, the fair value of the additional interest acquired was $6,005. The fair value was measured using a discounted cash flow model. As a result of the transaction, the Company reduced redeemable noncontrolling interests by $5,045. The difference between the purchase price and the redeemable noncontrolling interest of $2,656 was recorded in common stock and other paid-in capital in the Consolidated Balance Sheets.
Effective April 1, 2019, the Company acquired the remaining 35% ownership interest of HPR Partners LLC (Hunter) it did not own for an aggregate purchase price of $10,234, comprised of a closing cash payment of $3,890 and additional contingent

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4. Acquisitions and Dispositions - (continued)

deferred acquisition payments with an estimated present value at the acquisition date of $6,344. The contingent deferred payments are based on the financial results of the underlying business from 2018 to 2020 with final payment due in 2021. As of the acquisition date, the fair value of the additional interest acquired was $20,178. The fair value was measured using a discounted cash flow model. As a result of the transaction, the Company reduced redeemable noncontrolling interests by $9,486. The difference between the purchase price and the noncontrolling interest of $745 was recorded in common stock and other paid-in capital in the Consolidated Balance Sheets.
2019 Disposition
On March 8, 2019, the Company consummated the sale of Kingsdale, an operating segment with operations in Toronto and New York City that provides shareholder advisory services. As consideration for the sale, the Company received cash plus the assumption of certain liabilities totaling approximately $50 million in the aggregate. The sale resulted in a loss of approximately $3 million, which was included in Other, net within the Condensed Consolidated Statement of Operations.
Assets and Liabilities Held for Sale - Change in Plan to Sell
In the fourth quarter of 2018, the Company initiated a process to sell its ownership interest in a foreign office within the Integrated Networks - Group B reportable segment. The assets and liabilities of the entity were classified as Assets and Liabilities held for sale, at their fair value less cost to sell, within the Consolidated Balance Sheet as of December 31, 2018. In the second quarter of 2019, following the appointment of Mark Penn as CEO, management changed its strategy and plan to sell the foreign office. In the second quarter of 2019, in connection with management’s decision, the amounts classified within assets and liabilities held for sale were reclassified into the respective line items within the Consolidated Balance Sheets.
2018 Acquisitions
In 2018, the Company entered into various transactions in connection with certain of its majority-owned entities. These transactions were for an aggregate purchase price of $56,463, resulting in an increase in contingent deferred consideration liabilities as of the acquisition dates of $16,174, reduced redeemable noncontrolling interests of $9,790, a net increase in noncontrolling interests equity of $15,411, increased additional paid-in capital of $4,975, and the issuance of 1,011,561 shares of the Company’s Class A subordinate voting stock.
5. Revenue
The Company’s revenue recognition policies are established in accordance with ASC 606, and accordingly, revenue is recognized when control of the promised goods or services is transferred to our clients, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.
The MDC network provides an extensive range of services to our clients offering a variety of marketing and communication capabilities including strategy, creative and production for advertising campaigns across a variety of platforms (print, digital, social media, television broadcast), public relations services including strategy, editorial, crisis support or issues management, media training, influencer engagement and events management. We also provide media buying and planning across a range of platforms (out-of-home, paid search, social media, lead generation, programmatic, television broadcast), experiential marketing and application/website design and development.
The primary source of the Company’s revenue is from agency arrangements in the form of fees for services performed, commissions, and from performance incentives or bonuses, depending on the terms of the client contract. In all circumstances, revenue is only recognized when collection is reasonably assured. Certain of the Company’s contractual arrangements have more than one performance obligation. For such arrangements, revenue is allocated to each performance obligation based on its relative stand-alone selling price. Stand-alone selling prices are determined based on the prices charged to clients or using expected cost plus margin.
The determination of our performance obligations is specific to the services included within each contract. Based on a client’s requirements within the contract, and how these services are provided, multiple services could represent separate performance obligations or be combined and considered one performance obligation. Contracts that contain services that are not significantly integrated or interdependent, and that do not significantly modify or customize each other, are considered separate performance obligations. Typically, we consider media planning, media buying, creative (or strategy), production and experiential marketing services to be separate performance obligations if included in the same contract as each of these services can be provided on a stand-alone basis, and do not significantly modify or customize each other. Public relations services and application/website design

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5. Revenue - (continued)

and development are typically each considered one performance obligation as there is a significant integration of these services into a combined output.
We typically satisfy our performance obligations over time, as services are performed. Fees for services are typically recognized using input methods (direct labor hours, materials and third-party costs) that correspond with efforts incurred to date in relation to total estimated efforts to complete the contract. Point in time recognition primarily relates to certain commission-based contracts, which are recognized upon the placement of advertisements in various media when the Company has no further performance obligation.
Revenue is recognized net of sales and other taxes due to be collected and remitted to governmental authorities. The Company’s contracts typically provide for termination by either party within 30 to 90 days. Although payment terms vary by client, they are typically within 30 to 60 days. In addition, the Company generally has the right to payment for all services provided through the end of the contract or termination date.
Within each contract, we identify whether the Company is principal or agent at the performance obligation level. In arrangements where the Company has substantive control over the service before transferring it to the client, and is primarily responsible for integrating the services into the final deliverables, we act as principal. In these arrangements, revenue is recorded at the gross amount billed. Accordingly, for these contracts the Company has included reimbursed expenses in revenue. In other arrangements where a third-party supplier, rather than the Company, is primarily responsible for the integration of services into the final deliverables, and thus the Company is solely arranging for the third-party supplier to provide these services to our client, we generally act as agent and record revenue equal to the net amount retained, when the fee or commission is earned. The role of MDC’s agencies under a production services agreement is to facilitate a client’s purchasing of production capabilities from a third-party production company in accordance with the client’s strategy and guidelines. The obligation of MDC’s agencies under media buying services is to negotiate and purchase advertising media from a third-party media vendor on behalf of a client to execute its media plan. We do not obtain control prior to transferring these services to our clients; therefore, we primarily act as agent for production and media buying services.
A small portion of the Company’s contractual arrangements with clients include performance incentive provisions, which allow the Company to earn additional revenues as a result of its performance relative to both quantitative and qualitative goals. Incentive compensation is primarily estimated using the most likely amount method and is included in revenue up to the amount that is not expected to result in a reversal of a significant amount of cumulative revenue recognized. We recognize revenue related to performance incentives as we satisfy the performance obligation to which the performance incentives are related.
Disaggregated Revenue Data
The Company provides a broad range of services to a large base of clients across the full spectrum of industry verticals on a global basis. The primary source of revenue is from agency arrangements in the form of fees for services performed, commissions, and from performance incentives or bonuses. Certain clients may engage with the Company in various geographic locations, across multiple disciplines, and through multiple Partner Firms. Representation of a client rarely means that MDC handles marketing communications for all brands or product lines of the client in every geographical location. The Company’s Partner firms often cooperate with one another through referrals and the sharing of both services and expertise, which enables MDC to service clients’ varied marketing needs by crafting custom integrated solutions. Additionally, the Company maintains separate, independent operating companies to enable it to effectively manage potential conflicts of interest by representing competing clients across the MDC network.
The following table presents revenue disaggregated by client industry vertical for the twelve months ended December 31, 2019, 2018 and 2017:

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(thousands of United States dollars, except per share amounts, unless otherwise stated)
5. Revenue - (continued)

		Twelve Months Ended December 31,
Industry	Reportable Segment	2019	2018	2017
Food & Beverage	All	$280,094	$313,368	$313,786
Retail	All	148,851	152,552	178,152
Consumer Products	All	167,324	162,524	162,307
Communications	All	184,870	178,410	208,701
Automotive	All	78,985	88,807	127,023
Technology	All	118,169	104,479	99,325
Healthcare	All	102,221	127,547	124,261
Financials	All	112,351	110,069	104,713
Transportation and Travel/Lodging	All	88,958	86,419	56,955
Other	All	133,980	150,913	138,556
		$1,415,803	$1,475,088	$1,513,779

MDC has historically largely focused where the Company was founded in North America, the largest market for its services in the world. The Company has expanded its global footprint to support clients looking for help to grow their businesses in new markets. MDC’s Partner Firms are located in the United States, Canada, and an additional twelve countries around the world. In the past, some clients have responded to weakening economic conditions with reductions to their marketing budgets, which included discretionary components that are easier to reduce in the short term than other operating expenses.
The following table presents revenue disaggregated by geography for the twelve months ended December 31, 2019, 2018 and 2017:

		Twelve Months Ended December 31,
Geographic Location	Reportable Segment	2019	2018	2017
United States	All	$1,116,047	$1,152,055	$1,172,319
Canada	All	105,066	124,023	123,138
Other	All	194,690	199,010	218,322
		$1,415,803	$1,475,088	$1,513,779

Contract assets and liabilities
Contract assets consist of fees and reimbursable outside vendor costs incurred on behalf of clients when providing advertising, marketing and corporate communications services that have not yet been invoiced to clients. Unbilled service fees were $65,004 and $63,247 at December 31, 2019 and December 31, 2018, respectively, and are included as a component of accounts receivable on the Consolidated Balance Sheets. Outside vendor costs incurred on behalf of clients which have yet to be invoiced were $30,133 and $42,369 at December 31, 2019 and December 31, 2018, respectively, and are included on the Consolidated Balance Sheets as expenditures billable to clients. Such amounts are invoiced to clients at various times over the course of providing services.
Contract liabilities consist of fees billed to clients in excess of fees recognized as revenue and are classified as advance billings on the Company’s Consolidated Balance Sheets. Advance billings at December 31, 2019 and December 31, 2018 were $171,742 and $138,505, respectively. The increase in the advance billings balance of $33,237 for the twelve months ended December 31, 2019 was primarily driven by cash payments received or due in advance of satisfying our performance obligations, offset by $121,659 of revenues recognized that were included in the advance billings balances as of December 31, 2018 and reductions due to the incurrence of third-party costs.
Changes in the contract asset and liability balances during the twelve months ended December 31, 2019 and December 31, 2018 were not materially impacted by write offs, impairment losses or any other factors.
Practical Expedients

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
5. Revenue - (continued)

As part of the adoption of ASC 606, the Company applied the practical expedient to not disclose information about remaining performance obligations that have original expected durations of one year or less. The majority of our contracts are for periods of one year or less. For those contracts with a term of more than one year, we had approximately $49,013 of unsatisfied performance obligations as of December 31, 2019, of which we expect to recognize approximately 42% in 2020 and 58% in 2021.
6. Income (Loss) Per Common Share
The following table sets forth the computation of basic and diluted income (loss) per common share:

	Twelve Months Ended December 31,
	2019	2018	2017
Numerator:
Net income (loss) attributable to MDC Partners Inc.	$(5,253)	$(130,007)	$241,086
Accretion on convertible preference shares	(12,304)	(8,355)	(6,352)
Net income allocated to convertible preference shares	—	—	(29,902)
Net income (loss) attributable to MDC Partners Inc. common shareholders	$(17,557)	$(138,362)	$204,832

Adjustment to net income allocated to convertible preference shares	—	—	106
Numerator for dilutive income (loss) per common share:
Net income (loss) attributable to MDC Partners Inc. common shareholders	$(17,557)	$(138,362)	$204,938
Denominator:
Basic weighted average number of common shares outstanding	69,132,100	57,218,994	55,255,797
Effect of dilutive securities:
Impact of stock options and non-vested stock under employee stock incentive plans	—	—	225,989
Diluted weighted average number of common shares outstanding	69,132,100	57,218,994	55,481,786
Basic	$(0.25)	$(2.42)	$3.71
Diluted	$(0.25)	$(2.42)	$3.70

Anti-dilutive stock awards                  5,450,426 1,442,518      0

Restricted stock and restricted stock unit awards of 135,386, 1,012,637 and 1,443,921 as of December 31, 2019, 2018 and 2017 respectively, which are contingent upon the Company meeting a cumulative three year earnings target and contingent upon continued employment, are excluded from the computation of diluted income per common share as the contingencies were not satisfied at December 31, 2019, 2018 and 2017, respectively. In addition, there were 145,000, 95,000, and 95,000 Preference Shares outstanding which were convertible into 26,656,285, 10,970,714, and 10,135,244 Class A common shares at December 31, 2019, 2018, and 2017, respectively. These Preference Shares were anti-dilutive for each period presented in the table above and are therefore excluded from the diluted income (loss) per common share calculation.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)

7. Fixed Assets
The following is a summary of the Company’s fixed assets as of December 31:

	2019			2018
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Computers, furniture and fixtures	$93,224	$(69,687)	$23,537	$100,276	$(73,060)	$27,216
Leasehold improvements	117,409	(59,892)	57,517	116,459	(55,486)	60,973
	$210,633	$(129,579)	$81,054	$216,735	$(128,546)	$88,189

Depreciation expense for the years ended December 31, 2019, 2018, and 2017 was $25,133, $27,111 and $23,873, respectively.
8. Goodwill and Intangible Assets
As of December 31, goodwill was as follows:

Goodwill	Integrated Networks - Group A	Integrated Networks -Group B	Media & Data Network	All Other	Total
Balance at December 31, 2017	$139,452	$252,645	$190,481	$252,301	$834,879
Acquired goodwill	—	32,776	—	4,816	37,592
Impairment loss recognized	—	(17,828)	(59,188)	(4,691)	(81,707)
Transfer of goodwill between segments	—	211	(29,143)	28,932	—
Transfer of goodwill to asset held for sale (1)	—	—	—	(45,224)	(45,224)
Foreign currency translation	—	(745)	(382)	(11,661)	(12,788)
Balance at December 31, 2018	$139,452	$267,059	$101,768	$224,473	$732,752
Acquired goodwill	—	1,025	—	—	1,025
Impairment loss recognized	(4,879)	—	—	—	(4,879)
Transfer of goodwill between segments (2)	—	(120)	3,612	(3,492)	—
Foreign currency translation	—	423	217	2,153	2,793
Balance at December 31, 2019	$134,573	$268,387	$105,597	$223,134	$731,691
(1) See Note 4 of the Notes to the Consolidated Financial Statements included herein for additional information.
(2) Transfers of goodwill relate to changes in segments.
The Company recognized an impairment of goodwill of $4,879 for the twelve months ended December 31, 2019. The impairment consisted of the write-down of goodwill equal to the excess carrying value above the fair value of one reporting unit within the Integrated Networks - Group A.
The Company recognized an impairment of goodwill and other assets of $87,204 for the twelve months ended December 31, 2018. The impairment primarily consisted of the write-down of goodwill equal to the excess carrying value above the fair value of three reporting units, one in each of the Integrated Network - Group B reportable segment, the Media & Data Network reportable segment and within the All Other category. In 2018, the Company also recognized the full write-down of a trademark totaling $3,180 for a reporting unit within the Integrated Networks - Group B reportable segment. The trademark is no longer in active use given its merger with another reporting unit.
The Company recognized an impairment of goodwill of $5,471 for the twelve months ended December 31, 2017. The impairment primarily consisted of the write-down of goodwill equal to the excess carrying value above the fair value of two reporting units, one in each of the Integrated Networks - Group B reportable segment and within All Other category.
The total accumulated goodwill impairment charges as of December 31, 2019 and 2018, were $177,304 and $173,205, respectively.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
8. Goodwill and Intangible Assets - (continued)

As of December 31, the gross and net amounts of acquired intangible assets other than goodwill were as follows:

	Years Ended December 31,
Intangible Assets	2019	2018
Trademark (indefinite life)	$14,600	$14,600
Customer relationships – gross	$58,211	$76,365
Less accumulated amortization	(32,671)	(42,180)
Customer relationships – net	$25,540	$34,185
Other intangibles – gross	$28,695	$31,421
Less accumulated amortization	(13,942)	(12,441)
Other intangibles – net	$14,753	$18,980
Total intangible assets	$101,506	$122,386
Less accumulated amortization	(46,613)	(54,621)
Total intangible assets – net	$54,893	$67,765

The weighted average amortization period for customer relationships is seven years and other intangible assets is nine years. In total, the weighted average amortization period is eight years. Amortization expense related to amortizable intangible assets for the years ended December 31, 2019, 2018, and 2017 was $11,828, $17,290, and $17,125, respectively.
The estimated amortization expense for the five succeeding years is as follows:

Year	Amortization
2020	$9,481
2021	8,098
2022	7,547
2023	7,089
Thereafter	8,078

9. Deferred Acquisition Consideration
Deferred acquisition consideration on the balance sheet consists of deferred obligations related to contingent and fixed purchase price payments, and to a lesser extent, contingent and fixed retention payments tied to continued employment of specific personnel. Contingent deferred acquisition consideration is recorded at the acquisition date fair value and adjusted at each reporting period through operating income, for contingent purchase price payments, or net interest expense, for fixed purchase price payments. The Company accounts for retention payments through operating income as stock-based compensation over the required retention period.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
9. Deferred Acquisition Consideration - (continued)

The following table presents changes in contingent deferred acquisition consideration, which is measured at fair value on a recurring basis using significant unobservable inputs, and a reconciliation to the amounts reported on the balance sheets as of December 31, 2019 and December 31, 2018.

	December 31,
	2019	2018
Beginning balance of contingent payments	$82,598	$119,086
Payments	(30,719)	(54,947)
Redemption value adjustments (1)	15,450	3,512
Additions - acquisitions and step-up transactions	7,145	14,943
Other (2)	197	4
Ending balance of contingent payments	$74,671	$82,598
Fixed payments	549	1,097
	$75,220	$83,695
(1) Redemption value adjustments are fair value changes from the Company’s initial estimates of deferred acquisition payments and stock-based compensation charges relating to acquisition payments that are tied to continued employment. Redemption value adjustments are recorded within cost of services sold and office and general expenses on the Consolidated Statements of Operations.
(2) Other primarily consists of translation adjustments.
The following table presents the impact to the Company’s statement of operations due to the redemption value adjustments for the contingent deferred acquisition consideration for the twelve months ended December 31, 2019 and 2018:

	2019	2018
(Income) loss attributable to fair value adjustments	$5,402	$(3,679)
Stock-based compensation	10,048	7,191
Redemption value adjustments	$15,450	$3,512

10. Leases

Effective January 1, 2019, the Company adopted ASC 842. As a result, comparative prior periods have not been adjusted and continue to be reported under ASC 840. See Note 3 of the Notes to the Consolidated Financial Statements included herein for additional information regarding the Company’s adoption of ASC 842. The policies described herein refer to those in effect as of January 1, 2019.
The Company leases office space in North America, Europe, Asia, South America, and Australia. This space is primarily used for office and administrative purposes by the Company’s employees in performing professional services. These leases are classified as operating leases and expire between years 2020 through 2032. The Company’s finance leases are immaterial.
The Company’s leasing policies are established in accordance with ASC 842, and accordingly, the Company recognizes on the balance sheet at the time of lease commencement a right-of-use lease asset and a lease liability, initially measured at the present value of the lease payments. Right-of-use lease assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. All right-of-use lease assets are reviewed for impairment. As the Company’s implicit rate in its leases is not readily determinable, in determining the present value of lease payments, the Company uses its incremental borrowing rate based on the information available at the commencement date. Lease payments included in the measurement of the lease liability are comprised of noncancelable lease payments, payments based upon an index or rate, payments for optional renewal periods where it is reasonably certain the renewal period will be exercised, and payments for early termination options unless it is reasonably certain the lease will not be terminated early.
Lease costs are recognized in the Consolidated Statement of Operations over the lease term on a straight-line basis. Leasehold improvements are depreciated on a straight-line basis over the lesser of the term of the related lease or the estimated useful life of the asset.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
10. Leases - (continued)

Some of the Company’s leases contain variable lease payments, including payments based upon an index or rate. Variable lease payments based upon an index or rate are initially measured using the index or rate in effect at the lease commencement date and are included within the lease liabilities. Lease liabilities are not remeasured as a result of changes in the index or rate, rather changes in these types of payments are recognized in the period in which the obligation for those payments is incurred. In addition, some of our leases contain variable payments for utilities, insurance, real estate tax, repairs and maintenance, and other variable operating expenses. Such amounts are not included in the measurement of the lease liability and are recognized in the period when the facts and circumstances on which the variable lease payments are based upon occur.
The Company’s leases include options to extend or renew the lease through 2040. The renewal and extension options are not included in the lease term as the Company is not reasonably certain that it will exercise its option.
From time to time, the Company enters into sublease arrangements both with unrelated third-parties and with our partner agencies. These leases are classified as operating leases and expire between 2020 through 2032. Sublease income is recognized over the lease term on a straight-line basis. Currently, the Company subleases office space in North America, Europe and Australia.
As of December 31, 2019, the Company has entered into five operating leases for which the commencement date has not yet occurred as the space is being prepared for occupancy by the landlord. Accordingly, these leases represent an obligation of the Company that is not on the Consolidated Balance Sheet as of December 31, 2019. The aggregate future liability related to these leases is approximately $13.9 million.
The discount rate used for leases accounted for under ASC 842 is the Company’s collateralized credit adjusted borrowing rate.
The following table presents lease costs and other quantitative information for the twelve months ended December 31, 2019:

Twelve Months Ended December 31,
2019
Lease Cost:
Operating lease cost	$67,044
Variable lease cost	18,879
Sublease rental income	(8,965)
Total lease cost	$76,958
Additional information:
Cash paid for amounts included in the measurement of lease liabilities for operating leases
Operating cash flows	$69,735

Right-of-use assets obtained in exchange for operating lease liabilities	$269,801
Weighted average remaining lease term (in years) - Operating leases	5.3
Weighted average discount rate - Operating leases	8.6

In the twelve months ended December 31, 2019, the Company recorded an impairment charge of $3.7 million to reduce the carrying value of four of its right-of-use lease assets and related leasehold improvements. These right-of-use assets were within the Integrated Networks - Group B and Media & Data Network reportable segments as well as at Corporate. The Company evaluated the facts and circumstances related to the use of the assets which indicated that they may not be recoverable. Using adjusted quoted market prices to develop expected future cash flows, it was determined that the fair value of the assets were less than their carrying value. This impairment charge is included in Goodwill and other asset impairment within the Consolidated Statement of Operations.
Operating lease expense is included in office and general expenses in the Consolidated Statement of Operations. The Company’s lease expense for leases with a term of 12 months or less is immaterial.
Rental expense for the twelve months ended December 31, 2018 and 2017 was $65,093 and $64,086, respectively, offset by $3,671 and $2,797, respectively, in sublease rental income.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
10. Leases - (continued)

The following table presents minimum future rental payments under the Company’s leases at December 31, 2019 and their reconciliation to the corresponding lease liabilities:

Maturity Analysis
2020	$69,563
2021	59,216
2022	48,593
2023	43,878
2024	37,260
2025 and thereafter	102,552
Total	361,062
Less: Present value discount	(93,240)
Lease liability	$267,822

11. Debt
As of December 31, 2019 and 2018, the Company’s indebtedness was comprised as follows:

	December 31, 2019	December 31, 2018
Revolving credit agreement	$—	$68,143
6.50% Senior Notes due 2024	900,000	900,000
Debt issuance costs	(12,370)	(14,036)
	$887,630	$954,107

Interest expense related to long-term debt for the years ended December 31, 2019, 2018, and 2017 was $62,210, $64,420 and $62,001, respectively.
The amortization of deferred finance costs included in interest expense was $3,346, $3,193 and $3,022 for the years ended December 31, 2019, 2018, and 2017, respectively.
6.50% Notes
On March 23, 2016, MDC entered into an indenture (the “Indenture”) among MDC, its existing and future restricted subsidiaries that guarantee, are co-borrowers under, or grant liens to secure, the Credit Agreement, as guarantors (the “Guarantors”) and The Bank of New York Mellon, as trustee, relating to the issuance by MDC of $900,000 aggregate principal amount of the senior notes due 2024 (the “6.50% Notes”). The 6.50% Notes were sold in a private placement in reliance on exceptions from registration under the Securities Act of 1933. The 6.50% Notes bear interest, payable semiannually in arrears on May 1 and November 1, at a rate of 6.50% per annum. The 6.50% Notes mature on May 1, 2024, unless earlier redeemed or repurchased.
The 6.50% Notes are guaranteed on a senior unsecured basis by all of MDC’s existing and future restricted subsidiaries that guarantee, are co-borrowers under, or grant liens to secure, the Credit Agreement. The 6.50% Notes are unsecured and unsubordinated obligations of MDC and rank (i) equally in right of payment with all of MDC’s or any Guarantor’s existing and future senior indebtedness, (ii) senior in right of payment to MDC’s or any Guarantor’s existing and future subordinated indebtedness, (iii) effectively subordinated to all of MDC’s or any Guarantor’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness, including the Credit Agreement, and (iv) structurally subordinated to all existing and future liabilities of MDC’s subsidiaries that are not Guarantors.
MDC may, at its option, redeem the 6.50% Notes in whole at any time or in part from time to time, at varying prices based on the timing of the redemption.
If MDC experiences certain kinds of changes of control (as defined in the Indenture), holders of the 6.50% Notes may require MDC to repurchase any 6.50% Notes held by them at a price equal to 101% of the principal amount of the 6.50% Notes plus

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
11. Debt - (continued)

accrued and unpaid interest. In addition, if MDC sells assets under certain circumstances, it must apply the proceeds from such sale and offer to repurchase the 6.50% Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest.
The Indenture includes covenants that, among other things, restrict MDC’s ability and the ability of its restricted subsidiaries (as defined in the Indenture) to incur or guarantee additional indebtedness; pay dividends on or redeem or repurchase the capital stock of MDC; make certain types of investments; create restrictions on the payment of dividends or other amounts from MDC’s restricted subsidiaries; sell assets; enter into transactions with affiliates; create liens; enter into sale and leaseback transactions; and consolidate or merge with or into, or sell substantially all of MDC’s assets to, another person. These covenants are subject to a number of important limitations and exceptions. The 6.50% Notes are also subject to customary events of default, including a cross-payment default and cross-acceleration provision. The Company was in compliance with all covenants at December 31, 2019.
Amendment to Credit Agreement
The Company is party to a $250,000 secured revolving credit facility due May 3, 2021.
On March 12, 2019 (the “Amendment Effective Date”), the Company, Maxxcom Inc. (a subsidiary of the Company) (“Maxxcom”) and each of their subsidiaries party thereto entered into an Amendment to the existing senior secured revolving credit facility, dated as of May 3, 2016 (as amended, the “Credit Agreement”), among the Company, Maxxcom, each of their subsidiaries party thereto, Wells Fargo Capital Finance, LLC, as agent (“Wells Fargo”), and the lenders from time to time party thereto. Advances under the Credit Agreement are to be used for working capital and general corporate purposes, in each case pursuant to the terms of the Credit Agreement.
Advances under the Credit Agreement bear interest as follows: (a)(i) LIBOR Rate Loans bear interest at the LIBOR Rate and (ii) Base Rate Loans bear interest at the Base Rate, plus (b) an applicable margin. The initial applicable margin for borrowing is 0.75% in the case of Base Rate Loans and 1.50% in the case of LIBOR Rate Loans. In addition to paying interest on outstanding principal under the Credit Agreement, MDC is required to pay an unused revolver fee to lenders under the Credit Agreement in respect of unused commitments thereunder.
The Amendment provides financial covenant relief by increasing the total leverage ratio applicable on each testing date after the Amendment Effective Date through the period ending December 31, 2020 from 5.5:1.0 to 6.25:1.0. The total leverage ratio applicable on each testing date after December 31, 2020 will revert to 5.5:1.0.
In connection with the Amendment, the Company reduced the aggregate maximum amount of revolving commitments provided by the lenders under the Credit Agreement to $250 million from $325 million.
The Credit Agreement, which includes financial and non-financial covenants, is guaranteed by substantially all of MDC’s present and future subsidiaries, other than immaterial subsidiaries and subject to customary exceptions and collateralized by a portion of MDC’s outstanding receivable balance. The Company was in compliance with all of the terms and conditions of its Credit Agreement as of December 31, 2019.
At December 31, 2019 and December 31, 2018, the Company had issued undrawn outstanding letters of credit of $4,836 and $4,701, respectively.
Future Principal Repayments
Future principal repayments on the 6.50% Notes in the aggregate principal amount of $900 million are due in 2024.
12. Employee Benefit Plans
A subsidiary of the Company, sponsors a defined benefit plan with benefits based on each employee’s years of service and compensation. The benefits under the defined benefit pension plan are frozen.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
12. Employee Benefit Plans - (continued)

Net Periodic Pension Cost and Pension Benefit Obligation
Net periodic pension cost consists of the following components for the years ended December 31:

	Pension Benefits
	2019	2018	2017
Service cost	$—	$—	$—
Interest cost on benefit obligation	1,640	1,641	1,725
Expected return on plan assets	(1,604)	(1,948)	(1,830)
Curtailment and settlements	626	1,039	—
Amortization of actuarial (gains) losses	266	258	222
Net periodic benefit cost	$928	$990	$117

The above costs are included within Other, net on the Consolidated Statements of Operations.
The following weighted average assumptions were used to determine net periodic costs at December 31:

	Pension Benefits
	2019	2018	2017
Discount rate	4.42%	3.83%	4.32%
Expected return on plan assets	7.00%	7.00%	7.40%
Rate of compensation increase	N/A	N/A	N/A

The expected return on plan assets is a long-term assumption established by considering historical and anticipated returns of the asset classes invested in by the pension plan and the allocation strategy currently in place among those classes.
Other changes in plan assets and benefit obligation recognized in Other comprehensive income (loss) consist of the following components for the years ended December 31:

	Pension Benefits
	2019	2018	2017
Current year actuarial (gain) loss	$2,917	$(520)	$1,558
Amortization of actuarial loss	(266)	(258)	(222)
Total recognized in other comprehensive (income) loss	2,651	(778)	1,336
Total recognized in net periodic benefit cost and other comprehensive loss	$3,579	$212	$1,453

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
12. Employee Benefit Plans - (continued)

The following table summarizes the change in benefit obligations and fair values of plan assets for the years ended December 31:

	2019	2018	2017
Change in benefit obligation:
Benefit obligation, Beginning balance	$37,938	$43,750	$40,722
Interest Cost	1,640	1,641	1,725
Actuarial (gains) losses	6,127	(3,522)	3,088
Benefits paid	(2,693)	(3,931)	(1,785)
Benefit obligation, Ending balance	43,012	37,938	43,750
Change in plan assets:
Fair value of plan assets, Beginning balance	23,181	27,977	24,482
Actual return on plan assets	4,188	(2,093)	3,360
Employer contributions	2,530	1,228	1,920
Benefits paid	(2,693)	(3,931)	(1,785)
Fair value of plan assets, Ending balance	27,206	23,181	27,977
Unfunded status	$15,806	$14,757	$15,773

Amounts recognized in the balance sheet at December 31 consist of the following:

	Pension Benefits
	2019	2018
Non-current liability	$15,806	$14,757
Net amount recognized	$15,806	$14,757

Amounts recognized in Accumulated Other Comprehensive Loss before income taxes consists of the following components for the years ended December 31:

	Pension Benefits
	2019	2018
Accumulated net actuarial losses	$15,530	$12,878
Amount recognized	$15,530	$12,878

In 2020, the Company estimates that it will recognize $340 of amortization of net actuarial losses from accumulated other comprehensive loss, net into net periodic cost related to the pension plan.
The following weighted average assumptions were used to determine benefit obligations as of December 31:

	Pension Benefits
	2019	2018
Discount rate	3.39%	4.42%
Rate of compensation increase	N/A	N/A

The discount rate assumptions at December 31, 2019 and 2018 were determined independently. The discount rate was derived from the effective interest rate of a hypothetical portfolio of high-quality bonds, whose cash flows match the expected future benefit payments from the plan as of the measurement date.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
12. Employee Benefit Plans - (continued)

Fair Value of Plan Assets and Investment Strategy
The fair value of the plan assets as of December 31, is as follows:

	December 31, 2019	Level 1	Level 2	Level 3
Asset Category:
Money market fund – Short term investments	$1,275	$1,275	$—	$—
Mutual funds	25,931	25,931	—	—
Total	$27,206	$27,206	$—	$—

	December 31, 2018	Level 1	Level 2	Level 3
Asset Category:
Money market fund – Short term investments	$1,736	$1,736	$—	$—
Mutual funds	21,445	21,445	—	—
Total	$23,181	$23,181	$—	$—

The pension plans weighted-average asset allocation for the years ended December 31, 2019 and 2018 are as follows:

	Target Allocation	Actual Allocation
	2019	2019	2018
Asset Category:
Equity securities	65.0%	66.7%	67.0%
Debt securities	30.0%	28.6%	25.5%
Cash/cash equivalents and Short term investments	5.0%	4.7%	7.5%
	100.0%	100.0%	100.0%

The goals of the pension plan investment program are to fully fund the obligation to pay retirement benefits in accordance with the plan documents and to provide returns that, along with appropriate funding from the Company, maintain an asset/liability ratio that is in compliance with all applicable laws and regulations and assures timely payment of retirement benefits.
Equity securities primarily include investments in large-cap and mid-cap companies located in the United States. Debt securities are diversified across different asset types with bonds issued in the United States as well as outside the United States. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the preceding tables.
Cash Flows
The pension plan contributions are deposited into a trust, and the pension plan benefit payments are made from trust assets. During 2019, the Company contributed $2,530 to the pension plan. The Company estimates that it will make approximately $2,344 in contributions to the pension plan in 2020. Fluctuations in actual market returns as well as changes in general interest rates will result in changes in the market value of plan assets and may result in increased or decreased retirement benefit costs and contributions in future periods.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
12. Employee Benefit Plans - (continued)

The following estimated benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the years ending December 31:

Period	Amount
2020	$1,885
2021	1,885
2022	1,924
2023	2,198
2024	2,323
Thereafter	11,396

13. Noncontrolling and Redeemable Noncontrolling Interests
When acquiring less than 100% ownership of an entity, the Company may enter into agreements that give the Company an option to purchase, or require the Company to purchase, the incremental ownership interests under certain circumstances. Where the option to purchase the incremental ownership is within the Company’s control, the amounts are recorded as noncontrolling interests in the equity section of the Company’s Consolidated Balance Sheets. Where the incremental purchase may be required of the Company, the amounts are recorded as redeemable noncontrolling interests in mezzanine equity at their estimated acquisition date redemption value and adjusted at each reporting period for changes to their estimated redemption value through common stock and other paid-in capital (but not less than their initial redemption value), except for foreign currency translation adjustments. On occasion, the Company may initiate a renegotiation to acquire an incremental ownership interest and the amount of consideration paid may differ materially from the amounts recorded in the Company’s Consolidated Balance Sheets.
Noncontrolling Interests
Changes in amounts due to noncontrolling interest holders included in Accruals and other liabilities on the Consolidated Balance Sheets for the twelve months ended December 31, 2019 and 2018 were as follows:

Noncontrolling Interests
Balance, December 31, 2017	$11,030
Income attributable to noncontrolling interests	11,785
Distributions made	(13,419)
Other (1)	(118)
Balance, December 31, 2018	$9,278
Income attributable to noncontrolling interests	16,156
Distributions made	(11,392)
Other (1)	(14)
Balance, December 31, 2019	$14,028
(1)Other primarily consists of cumulative translation adjustments.
Changes in the Company’s ownership interests in our less than 100% owned subsidiaries during the three years ended December 31, were as follows:

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
13. Noncontrolling & Redeemable Noncontrolling Interests - (continued)

	Years Ended December 31,
	2019	2018	2017
Net income (loss) attributable to MDC Partners Inc.	$(5,253)	$(130,007)	$241,086
Transfers from the noncontrolling interest:
Increase (decrease) in MDC Partners Inc. paid-in capital for purchase of redeemable noncontrolling interests and noncontrolling interests	1,911	10,140	2,315
Net transfers from noncontrolling interests	$1,911	$10,140	$2,315
Change from net income (loss) attributable to MDC Partners Inc. and transfers to noncontrolling interests	$(3,342)	$(119,867)	$243,401

Redeemable Noncontrolling Interests
The following table presents changes in redeemable noncontrolling interests as of December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Beginning Balance	$51,546	$62,886
Redemptions	(14,530)	(11,943)
Granted	—	—
Changes in redemption value	(3,163)	1,067
Currency translation adjustments	3	(464)
Other (1)	3,117	—
Ending Balance	$36,973	$51,546
(1) Other primarily consists of the redeemable noncontrolling interest balance related to a foreign entity that was classified as held for sale as of December 31, 2018 and reclassified in 2019. See Note 4 of the Notes to the Consolidated Financial Statements included herein for further information.
The noncontrolling shareholders’ ability to exercise any such option right is subject to the satisfaction of certain conditions, including conditions requiring notice in advance of exercise and specific employment termination conditions. In addition, these rights cannot be exercised prior to specified staggered exercise dates. The exercise of these rights at their earliest contractual date would result in obligations of the Company to fund the related amounts during 2019 to 2024. It is not determinable, at this time, if or when the owners of these rights will exercise all or a portion of these rights.
The redeemable noncontrolling interest of $36,973 as of December 31, 2019, consists of $18,891 assuming that the subsidiaries perform over the relevant future periods at their discounted cash flows earnings level and such rights are exercised, $15,336 upon termination of such owner’s employment with the applicable subsidiary or death and $2,746 representing the initial redemption value (required floor) recorded for certain acquisitions in excess of the amount the Company would have to pay should the Company acquire the remaining ownership interests for such subsidiaries.
These adjustments will not impact the calculation of earnings (loss) per share if the redemption values are less than the estimated fair values. For the twelve months ended December 31, 2019, 2018, and 2017, there was a $0 related impact on the Company’s loss per share calculation.
14. Commitments, Contingencies, and Guarantees
Legal Proceedings. The Company’s operating entities are involved in legal proceedings of various types. Significant judgment is required to determine both likelihood of there being and the estimated amount of a loss related to such matters. Additionally, while any litigation contains an element of uncertainty, the Company has no reason to believe that the outcome of such proceedings or claims will have a material adverse effect on the financial condition or results of operations of the Company.
Deferred Acquisition Consideration and Options to Purchase. See Notes 9 and 13 of the Notes to the Consolidated Financial Statements included herein for information regarding potential payments associated with deferred acquisition consideration and the acquisition of noncontrolling shareholders’ ownership interest in subsidiaries.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
14. Commitments, Contingencies, and Guarantees - (continued)

Natural Disasters. Certain of the Company’s operations are located in regions of the United States which typically are subject to hurricanes. During the twelve months ended December 31, 2019, 2018, and 2017 these operations did not incur any material costs related to damages resulting from hurricanes.
Guarantees. Generally, the Company has indemnified the purchasers of certain assets in the event that a third party asserts a claim against the purchaser that relates to a liability retained by the Company. These types of indemnification guarantees typically extend for a number of years. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification guarantees. The Company continues to monitor the conditions that are subject to guarantees and indemnifications to identify whether it is probable that a loss has occurred and would recognize any such losses under any guarantees or indemnifications in the period when those losses are probable and estimable.
Commitments. At December 31, 2019, the Company had $4,836 of undrawn letters of credit.
15. Share Capital
The authorized and outstanding share capital of the Company is as follows:
Series 6 Convertible Preference Shares
On March 14, 2019 (the “Series 6 Issue Date”), the Company entered into a securities purchase agreement with Stagwell Agency Holdings LLC (“Stagwell Holdings”), an affiliate of Stagwell, pursuant to which Stagwell Holdings agreed to purchase (i) 14,285,714 newly authorized Class A shares (the “Stagwell Class A Shares”) for an aggregate contractual purchase price of $50,000 and (ii) 50,000 newly authorized Series 6 convertible preference shares (“Series 6 Preference Shares”) for an aggregate contractual purchase price of $50,000. The Company received proceeds of approximately $98,620, net of fees and estimated expenses, which were primarily used to pay down existing debt under the Company’s credit facility and for general corporate purposes. The proceeds allocated to the Stagwell Class A Shares were $35,997 and to Series 6 Preference Shares were $62,623 based on their relative fair value calculated by utilizing a Monte Carlo Simulation model. In connection with the closing of the transaction, the Company increased the size of its Board and appointed two nominees designated by Stagwell Holdings. Except as required by law, the Series 6 Preference Shares do not have voting rights and are not redeemable at the option of Stagwell Holdings.
The holders of the Series 6 Preference Shares have the right to convert their Series 6 Preference Shares in whole at any time and from time to time, and in part at any time and from time to time, into a number of Class A Shares equal to the then-applicable liquidation preference divided by the applicable conversion price at such time (the “Conversion Price”). The initial liquidation preference per share of each Series 6 Preference Share is $1,000. The initial Conversion Price is $5.00 per Series 6 Preference Share, subject to customary adjustments for share splits and combinations, dividends, recapitalizations and other matters, including weighted average anti-dilution protection for certain issuances of equity or equity-linked securities.
The Series 6 Preference Shares’ liquidation preference accretes at 8.0% per annum, compounded quarterly until the five-year anniversary of the Series 6 Issue Date. During the twelve months ended December 31, 2019, the Series 6 Preference Shares accreted at a monthly rate of $6.96, for total accretion of $3,261, bringing the aggregate liquidation preference to $53,261 as of December 31, 2019. The accretion is considered in the calculation of net loss attributable to MDC Partners Inc. common shareholders. See Note 6 of the Notes to the Consolidated Financial Statements included herein for further information regarding the Series 6 Preference Shares.
Holders of the Series 6 Preference Shares are entitled to dividends in an amount equal to any dividends that would otherwise have been payable on the Class A Shares issued upon conversion of the Series 6 Preference Shares. The Series 6 Preference Shares are convertible at the Company’s option (i) on and after the two-year anniversary of the Series 6 Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least 125% of the Conversion Price or (ii) after the fifth anniversary of the Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least equal to the Conversion Price.
Following certain change in control transactions of the Company in which holders of Series 6 Preference Shares are not entitled to receive cash or qualifying listed securities with a value at least equal to the liquidation preference plus accrued and unpaid dividends, (i) holders will be entitled to cash dividends on the liquidation preference at an increasing rate (beginning at 7%), and (ii) the Company will have a right to redeem the Series 6 Preference Shares for cash at the greater of their liquidation preference plus accrued and unpaid dividends or their as-converted value.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
15. Share Capital - (continued)

Effective March 18, 2019, the Company’s Board appointed Mark Penn as the Chief Executive Officer (“CEO”) and as a director of the Board. Mr. Penn is manager of Stagwell. Effective April 18, 2019, Mr. Penn was also appointed as Chairman of the Board.
Series 4 Convertible Preference Shares
On March 7, 2017 (the “Series 4 Issue Date”), the Company issued 95,000 newly created Preference Shares (“Series 4 Preference Shares”) to affiliates of The Goldman Sachs Group, Inc. (collectively, the “Purchaser”) pursuant to a $95,000 private placement. The Company received proceeds of approximately $90,123, net of fees and estimated expenses, which were primarily used to pay down existing debt under the Company’s credit facility and for general corporate purposes. In connection with the closing of the transaction, the Company increased the size of its Board and appointed one nominee designated by the Purchaser. Except as required by law, the Series 4 Preference Shares do not have voting rights and are not redeemable at the option of the Purchaser.
Subsequent to the ninetieth day following the Series 4 Issue Date, the holders of the Series 4 Preference Shares have the right to convert their Series 4 Preference Shares in whole at any time and from time to time and in part at any time and from time to time into a number of Class A Shares equal to the then-applicable liquidation preference divided by the applicable conversion price at such time (the “Conversion Price”). The initial liquidation preference per share of each Series 4 Preference Share is $1,000. The Conversion Price of a Series 4 Preference Share is subject to customary adjustments for share splits and combinations, dividends, recapitalizations and other matters, including weighted average anti-dilution protection for certain issuances of equity or equity-linked securities. In connection with the anti-dilution protection provision triggered by the issuance of equity securities to Stagwell Holdings, the Conversion Price per Series 4 Preference Share was reduced to $7.42 from the initial Conversion Price of $10.00.
The Series 4 Preference Shares’ liquidation preference accretes at 8.0% per annum, compounded quarterly until the five-year anniversary of the Series 4 Issue Date. During the twelve months ended December 31, 2019 and 2018, the Series 4 Preference Shares accreted at a monthly rate of approximately $8.17 and $7.55 per Series 4 Preference Share, for total accretion of $9,043 and $8,355, respectively, bringing the aggregate liquidation preference to $118,751 as of December 31, 2019. The accretion is considered in the calculation of net income (loss) attributable to MDC Partners Inc. common shareholders. See Note 6 of the Notes to the Consolidated Financial Statements included herein for further information regarding the Series 4 Preference Shares.
Holders of the Series 4 Preference Shares are entitled to dividends in an amount equal to any dividends that would otherwise have been payable on the Class A Shares issued upon conversion of the Series 4 Preference Shares. The Series 4 Preference Shares are convertible at the Company’s option (i) on and after the two-year anniversary of the Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least 125% of the Conversion Price or (ii) after the fifth anniversary of the Series 4 Issue Date, if the closing trading price of the Class A Shares over a specified period prior to conversion is at least equal to the Conversion Price.
Following certain change in control transactions of the Company in which holders of Series 4 Preference Shares are not entitled to receive cash or qualifying listed securities with a value at least equal to the liquidation preference plus accrued and unpaid dividends, (i) holders will be entitled to cash dividends on the liquidation preference at an increasing rate (beginning at 7%), and (ii) the Company will have a right to redeem the Series 4 Preference Shares for cash at the greater of their liquidation preference plus accrued and unpaid dividends or their as-converted value.
Class A Common Shares (“Class A Shares”)
These are an unlimited number of subordinate voting shares, carrying one vote each, with a par value of $0, entitled to dividends equal to or greater than Class B Shares, convertible at the option of the holder into one Class B Share for each Class A Share after the occurrence of certain events related to an offer to purchase all Class B shares. There were 72,150,854 (including the Class A Shares issued to Stagwell) and 57,517,568 Class A Shares issued and outstanding as of December 31, 2019 and 2018, respectively.
Class B Common Shares (“Class B Shares”)
These are an unlimited number of voting shares, carrying twenty votes each, with a par value of $0, convertible at any time at the option of the holder into one Class A share for each Class B share. There were 3,749 and 3,755 Class B Shares issued and outstanding as of December 31, 2019 and 2018, respectively.
Employee Stock Incentive Plan
As of December 31, 2019, a total of 15,650,000 shares have been authorized under our employee stock incentive plan.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
15. Share Capital - (continued)

The following table summarizes information about financial performance based and time based restricted stock and restricted stock unit awards:

	Performance Based Awards		Time Based Awards
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Balance at December 31, 2018	452,912	$9.15	626,940	$9.83
Granted	2,738,141	3.08	490,000	2.54
Vested	(276,952)	3.03	(294,980)	12.46
Forfeited	(470,300)	8.79	(253,000)	3.38
Balance at December 31, 2019	2,443,801	$3.11	568,960	$5.53

Performance based and time-based awards granted in the twelve months ended December 31, 2018 had a weighted average grant date fair value of $9.17 and $7.38, respectively. Time-based awards granted in the twelve months ended December 31, 2017 had a weighted average grant date fair value of $8.98. No performance based awards were granted in 2017. The vesting of the performance based awards is contingent upon the Company meeting cumulative earnings targets over one to three years and continued employment through the vesting date. The term of the time based awards is generally three years with vesting up to generally three years. The vesting period of the time-based and performance awards is generally commensurate with the requisite service period.
The total fair value of restricted stock and restricted stock unit awards, which vested during the years ended December 31, 2019, 2018 and 2017 was $4,517, $3,583 and $7,316, respectively. At December 31, 2019, the weighted average remaining contractual life for time based and performance based awards was 1.93 and 2.10 years, respectively.
At December 31, 2019, the unrecognized compensation expense for performance based awards was $5,341 to be recognized over a weighted average period of 2.10 years. At December 31, 2019, the unrecognized compensation expense for time based awards was $919 to be recognized over a weighted average period of 1.93 years.
The following table summarizes information about share option awards:

Share Option Awards
	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Balance at December 31, 2018	111,866	$2.23	$4.85
Granted	—	—	—
Vested	—	—	—
Forfeited	—	—	—
Exercised	—	—	—
Balance at December 31, 2019	111,866	$2.23	$4.85

We use the Black-Scholes option-pricing model to estimate the fair value of options granted. No options were granted in 2019.
The grant date fair value of the options granted in 2018 was determined to be $2.23. The assumptions for the model were as follows: expected life of 4.9 years, risk free interest rate of 2.9%, expected volatility of 52.9% and dividend yield of 0%. Options granted in 2018 vest in three years. The term of these awards is 5 years. The vesting period of these awards is generally commensurate with the requisite service period. At December 31, 2019, the weighted average remaining contractual life for these awards was 2 years. No options were granted in 2017.
No options were exercised during 2019 and 2018. The intrinsic value of options exercised during 2017 was $125. The aggregate intrinsic value of options outstanding as of December 31, 2019 is nil. As of December 31, 2019, no options were exercisable. No options vested in 2018 and 2017.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
15. Share Capital - (continued)

At December 31, 2019, the unrecognized compensation expense for these awards was $150 to be recognized over a weighted average period of 2 years. The cash received from the stock options exercised in 2017 was nil.
The following table summarizes information about stock appreciation rights (“SAR”) awards:

	SAR Awards
	Shares	Weighted Average Grant Date Fair Value	Weighted Average Exercise Price
Balance at December 31, 2018	250,800	$2.35	$6.60
Granted	2,425,000	1.04	3.07
Vested	—	—	—
Forfeited	(350,000)	1.31	5.57
Exercised	—	—	—
Balance at December 31, 2019	2,325,800	$1.14	$3.07

We use the Black-Scholes option-pricing model to estimate the fair value of the SAR awards. SAR awards granted in 2019 vest in equal installments on each of the first three anniversaries of the grant date and have grant date fair values ranging from $0.68 to $1.41. The assumptions for the model were as follows: expected life of 3 to 4 years, risk free interest rate of 1.8% to 2.3%, expected volatility of 62.5% to 67.1% and dividend yield of 0%. The term of these awards is 5 years. The vesting period of awards granted is generally commensurate with the requisite service period.
No SAR awards were granted in 2018.
SAR awards granted in 2017 vest on the third anniversary of the grant date and have a grant date fair value of $2.35. The assumptions for the model were as follows: expected life of 4 years, risk free interest rate of 1.7%, expected volatility of 46.2% and dividend yield of 0%. The term of these awards is 5 years. The vesting period of awards granted is generally commensurate with the requisite service period.
As of December 31, 2019, no SAR awards were exercisable. As of December 31, 2019, there were no SAR awards that were vested. The aggregate intrinsic value of the SAR awards outstanding as of December 31, 2019 is $885. No SAR awards were exercised during 2019 and 2018. No SAR awards vested in 2018 and 2017. At December 31, 2019, the weighted average remaining contractual life for the SAR awards was 1.22 years.
At December 31, 2019, the unrecognized compensation expense for these awards was $1,298 to be recognized over a weighted average period of 1.22 years.
For the years ended December 31, 2019, 2018 and 2017, $2,460, $5,892, and $5,335 was recognized in stock compensation related to all stock compensation awards, respectively. The related income tax benefit for the years ended December 31, 2019, 2018 and 2017 was $643, $472, and $1,401, respectively.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)

16. Changes in Accumulated Other Comprehensive Income (Loss)
The changes in accumulated other comprehensive income (loss) for the twelve months ended December 31, were:

	Defined Benefit Pension	Foreign Currency Translation	Total
Balance December 31, 2017	$(13,656)	$11,702	$(1,954)
Other comprehensive income before reclassifications	—	6,119	6,119
Amounts reclassified from accumulated other comprehensive income (net of tax expense of $223)	555	—	555
Other comprehensive income	555	6,119	6,674
Balance December 31, 2018	$(13,101)	$17,821	$4,720
Other comprehensive loss before reclassifications	—	(7,078)	(7,078)
Amounts reclassified from accumulated other comprehensive loss (net of tax benefit of $740)	(1,911)	—	(1,911)
Other comprehensive loss	(1,911)	(7,078)	(8,989)
Balance December 31, 2019	$(15,012)	$10,743	$(4,269)

17. Income Taxes
On December 22, 2017, the U.S. government enacted the Tax Act. The Tax Act makes broad and complex changes to the U.S. tax code including but not limited to a reduction in the U.S. federal corporate tax rate from 35.0% to 21.0%, effective for tax years beginning after December 31, 2017 and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings.
The components of the Company’s income (loss) before income taxes and equity in earnings of non-consolidated affiliates by taxing jurisdiction for the years ended December 31, were:

	2019	2018	2017
Income (Loss):
U.S.	$(17,491)	$(76,960)	$46,997
Non-U.S.	38,358	(11,709)	39,025
	$20,867	$(88,669)	$86,022

The provision (benefit) for income taxes by taxing jurisdiction for the years ended December 31, were:

	2019	2018	2017
Current tax provision
U.S. federal	$2,638	$444	$(1,657)
U.S. state and local	12	2	98
Non-U.S.	2,875	7,584	6,514
	5,525	8,030	4,955
Deferred tax provision (benefit):
U.S. federal	4,635	(10,817)	(173,095)
U.S. state and local	1,130	(3,476)	(7,847)
Non-U.S.	(974)	35,878	7,629
	4,791	21,585	(173,313)
Income tax expense (benefit)	$10,316	$29,615	$(168,358)

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
17. Income Taxes - (continued)

A reconciliation of income tax expense (benefit) using the U.S. federal income tax rate compared with actual income tax expense for the years ended December 31, is as follows:

	2019	2018	2017
Income (loss) before income taxes, equity in non-consolidated affiliates and noncontrolling interest	$20,867	$(88,669)	$86,022
Statutory income tax rate	21.0%	21.0%	35.0%
Tax expense (benefit) using U.S. statutory income tax rate	4,382	(18,621)	30,108
State and foreign taxes	1,141	(3,475)	8,791
Non-deductible stock-based compensation	3,823	1,512	1,441
Other non-deductible expense	709	10,091	(220)
Change to valuation allowance	(2,830)	49,482	(103,212)
Effect of the difference in U.S. federal and local statutory rates	1,422	(152)	(2,939)
Impact of tax reform	—	—	(100,472)
Noncontrolling interests	(3,566)	(2,674)	(4,413)
Impact of foreign operations	3,646	1,711	(2,453)
Adjustment to deferred tax balances	—	(8,865)	—
Other, net	1,589	606	5,011
Income tax expense (benefit)	$10,316	$29,615	$(168,358)
Effective income tax rate	49.4%	(33.4)%	(195.7)%

The Company has evaluated the usefulness of our rate reconciliation presented in prior periods which utilized the Canadian statutory tax rate of 26.5%. As the majority of our business operations and shareholders are located in the U.S., we believe using the U.S. statutory rate is more informative. The period 2017 in the table above has been conformed to reflect the U.S. statutory rate.
Income tax expense for the twelve months ended December 31, 2019 was $10,316 (associated with a pretax income of $20,867) compared to an income tax expense of $29,615 (associated with pretax loss of $88,669) for the twelve months ended December 31, 2018. Income tax expense in 2019 included the impact of reducing a valuation allowance primarily associated with Canadian deferred tax assets. Income tax expense in 2018 included the impact of increasing a valuation allowance primarily associated with Canadian deferred tax assets.
Income taxes receivable were $5,025 and $4,388 at December 31, 2019 and 2018, respectively, and were included in other current assets on the balance sheet. Income taxes payable were $11,722 and $10,045 at December 31, 2019 and 2018, respectively, and were included in accrued and other liabilities on the balance sheet. It is the Company’s policy to classify interest and penalties arising in connection with unrecognized tax benefits as a component of income tax expense.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
17. Income Taxes - (continued)

The tax effects of significant temporary differences representing deferred tax assets and liabilities at December 31, were as follows:

	2019	2018
Deferred tax assets:
Capital assets and other	$—	$905
Net operating loss carry forwards	70,265	67,059
Interest deductions	16,797	8,911
Refinancing charge	669	2,926
Goodwill and intangibles	117,421	125,786
Stock compensation	1,736	2,101
Pension plan	4,414	3,872
Unrealized foreign exchange	11,373	14,645
Capital loss carry forwards	13,081	11,827
Right-of-use assets and accounting reserves	77,824	8,280
Gross deferred tax asset	313,580	246,312
Less: valuation allowance	(65,649)	(68,479)
Net deferred tax assets	247,931	177,833
Deferred tax liabilities:
Lease liabilities	$(67,613)	$—
Withholding taxes	(546)	—
Capital assets	(382)	—
Goodwill amortization	(98,677)	(91,726)
Total deferred tax liabilities	(167,218)	(91,726)
Net deferred tax asset (liability)	$80,713	$86,107
Disclosed as:
Deferred tax assets	$84,900	$91,436
Deferred tax liabilities	(4,187)	(5,329)
	$80,713	$86,107

The Company has U.S. federal net operating loss carry forwards of $41,507 and non-U.S. net operating loss carry forwards of $146,037, which expire in years 2020 through 2039. The Company also has total indefinite loss carry forwards of $205,050. These indefinite loss carry forwards consist of $106,329 relating to the U.S. and $98,721 related to capital losses from the Canadian operations. In addition, the Company has net operating loss carry forwards for various state taxing jurisdictions of approximately $172,587.
The Company records a valuation allowance against deferred income tax assets when management believes it is more likely than not that some portion or all of the deferred income tax assets will not be realized. Management evaluates all positive and negative evidence and considers factors such as the reversal of taxable temporary differences, future taxable income, and tax planning strategies. A change to these factors could impact the estimated valuation allowance and income tax expense.
As of December 31, 2018, the Company maintained a valuation allowance against foreign net deferred tax assets of $68,479 as it believed it was more likely than not that some or all of the deferred tax assets would not be realized. This assessment was based on the Company’s historical losses and uncertainties as to the amount of future taxable income.
As of December 31, 2019, the Company evaluated positive and negative evidence in determining the likelihood that it will be able to realize all or some portion of its deferred tax assets prior to their expiration. As of December 31, 2019, the Company’s Canadian three-year cumulative pre-tax income increased compared to the period ended December 31, 2018 and the Company decreased its overall valuation allowance by $2,830. The related effect on the accompanying consolidated statements of operations

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
17. Income Taxes - (continued)

and comprehensive income or loss resulted in the Company recording a U.S. income tax benefit of $2,830 for the year ended December 31, 2019.
The Company has historically asserted that its unremitted foreign earnings are permanently reinvested, and therefore has not recorded income taxes on such amounts. The Company reevaluated its global cash needs and as a result determined that approximately $5,462 of undistributed foreign earnings from certain international entities are no longer subject to the permanent reinvestment assertion. We recorded a tax expense of $546 representing our estimate of the tax costs associated with this change to our assertion. We have not changed our permanent reinvestment assertion with respect to any other international entities as we intend to use the related historical earnings and profits to fund international operations and investments.
As of December 31, 2019 and 2018, the Company recorded a liability for unrecognized tax benefits as well as applicable penalties and interest in the amount of $1,107 and $973, respectively. As of December 31, 2019 and 2018, accrued penalties and interest included in unrecognized tax benefits were approximately $111 and $87, respectively. The Company identified an uncertainty relating to the future tax deductibility of certain intercompany fees. To the extent that such future benefit will be established, the resolution of this position will have no effect with respect to the consolidated financial statements. If these unrecognized tax benefits were to be recognized, it would affect the Company’s effective tax rate.

	2019	2018	2017
A reconciliation of the change in unrecognized tax benefits is as follows:
Unrecognized tax benefit - Beginning Balance	$887	$1,433	$1,465
Current year positions	275	—	489
Prior period positions	—	7	(436)
Settlements	—	(314)	—
Lapse of statute of limitations	(166)	(239)	(85)
Unrecognized tax benefits - Ending Balance	$996	$887	$1,433

It is reasonably possible that the amount of unrecognized tax benefits could decrease by a range of $200 to $300 in the next twelve months as a result of expiration of certain statute of limitations.
The Company is subject to taxation and files income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. The U.S. Internal Revenue Service (“IRS”) concluded its review of the 2016 tax year and all years prior to 2016 are closed. The statute of limitations has also expired in non-U.S. jurisdictions through 2014.
18. Financial Instruments
Financial assets, which include cash and cash equivalents and accounts receivable, have carrying values which approximate fair value due to the short-term nature of these assets. Financial liabilities with carrying values approximating fair value due to short-term maturities include accounts payable. Deferred acquisition consideration is recorded at fair value. The revolving credit agreement is a variable rate debt, the carrying value of which approximates fair value. The Company’s notes are a fixed rate debt instrument recorded at carrying value. See Note 19 of the Notes to the Consolidated Financial Statements included herein for additional information on the fair value. The fair value of financial commitments and letters of credit are based on the stated value of the underlying instruments, if any.
19. Fair Value Measurements
A fair value measurement assumes a transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability.
In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. The hierarchy for observable and unobservable inputs used to measure fair value into three broad levels are described below:

•	Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•	Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
19. Fair Value Measurements - (continued)

•	Level 3 - Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.
Financial Liabilities that are not Measured at Fair Value on a Recurring Basis
The following table presents certain information for our financial liability that is not measured at fair value on a recurring basis at December 31, 2019 and 2018:

	December 31, 2019		December 31, 2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Liabilities:
6.50% Senior Notes due 2024	$900,000	$812,250	$900,000	$834,750

Our long-term debt includes fixed rate debt. The fair value of this instrument is based on quoted market prices in markets that are not active. Therefore, this debt is classified as Level 2 within the fair value hierarchy.
Financial Liabilities Measured at Fair Value on a Recurring Basis
Contingent deferred acquisition consideration is recorded at the acquisition date fair value and adjusted at each reporting period. The estimated liability is determined in accordance with various contractual valuation formulas that may be dependent upon future events, such as the growth rate of the earnings of the relevant subsidiary during the contractual period and, in some cases, the currency exchange rate as of the date of payment (Level 3). See Note 9 of the Notes to the Consolidated Financial Statements included herein for additional information regarding contingent deferred acquisition consideration.
At December 31, 2019 and 2018, the carrying amount of the Company’s financial instruments, including cash and cash equivalents, accounts receivable and accounts payable, approximated fair value because of their short-term maturity.
Non-financial Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis
Certain non-financial assets are measured at fair value on a nonrecurring basis, primarily goodwill, intangible assets (a Level 3 fair value assessment) and right-of-use lease assets (a Level 2 fair value assessment). Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment. The Company recognized an impairment of goodwill of $4.9 million for the twelve months ended December 31, 2019 as compared to an impairment of goodwill, intangible assets, and other assets of $87.2 million for the twelve months ended December 31, 2018. See Note 2 and 8 of the Notes to the Consolidated Financial Statements for information related to the measurement of the fair value of goodwill. In addition, the Company recognized an impairment charge of $3.7 million to reduce the carrying value of certain right-of-use lease assets and related leasehold improvements in the twelve months ended December 31, 2019. See Note 10 of the Notes to the Consolidated Financial Statements included herein for further information.
20. Related Party Transactions
In the ordinary course of business, the Company enters into transactions with related parties, including Stagwell and its affiliates. The transactions may range in the nature and value of services underlying the arrangements. Below are the related party transactions that are significant in nature:
In October 2019, a Partner Firm of the Company entered into an arrangement with an affiliate of Stagwell, in which the affiliate and the Partner Firm will collaborate to provide various services to a client of the Partner Firm. Under the arrangement the Partner Firm will pay the affiliate, for services provided by the affiliate, approximately $655 which is expected to be recognized through the end of 2020. As of December 31, 2019, $393 was owed to the affiliate.
On February 14, 2020, Sloane sold substantially all its assets and certain liabilities to an affiliate of Stagwell. See Note 1 of the Notes to the Consolidated Financial Statements for information related to this transaction.

The Company entered into an agreement commencing on January 1, 2020 to sublease office space through July 2021 to a company whose chairman is a member of the Company’s Board of Directors. The total future rental income related to the sublease is approximately $350.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)

21. Segment Information
The Company determines an operating segment if a component (i) engages in business activities from which it earns revenues and incurs expenses, (ii) has discrete financial information, and is (iii) regularly reviewed by Mark Penn, Chief Executive Officer and Chairman of the Company, our Chief Operating Decision Maker (“CODM”), to make decisions regarding resource allocation for the segment and assess its performance. Once operating segments are identified, the Company performs an analysis to determine if aggregation of operating segments is applicable. This determination is based upon a quantitative analysis of the expected and historic average long-term profitability for each operating segment, together with a qualitative assessment to determine if operating segments have similar operating characteristics.
The CODM uses Adjusted EBITDA (defined below) as a key metric, to evaluate the operating and financial performance of a segment, identify trends affecting the segments, develop projections and make strategic business decisions. Adjusted EBITDA is defined as Net income (loss) attributable to MDC Partners Inc. common shareholders plus or minus adjustments to operating income (loss) plus depreciation and amortization, stock-based compensation, deferred acquisition consideration adjustments, distributions from non-consolidated affiliates and other items. Distributions from non-consolidated affiliates includes (i) cash received for profit distributions from non-consolidated affiliates, and (ii) consideration from the sale of ownership interests in non-consolidated affiliates less contributions to date plus undistributed earnings (losses). Other items includes items such as severance expense and other restructuring expenses.
Effective in the first quarter of 2020, the Company reorganized its management structure resulting in the aggregation of certain Partner Firms into integrated groups (“Networks”). Mr. Penn appointed key agency executives, that report directly into him, to lead each Network. In connection with the reorganization, we reassessed our reportable segments to align our external reporting with how we operate the Networks under our new organizational structure. Prior periods presented have been recast to reflect the change in reportable segments.
The three reportable segments that resulted from our reassessment are as follows: “Integrated Networks - Group A”, “Integrated Networks - Group B”; and “Media & Data Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other.” The Company also reports corporate expenses, as further detailed below, as “Corporate.” All segments follow the same basis of presentation and accounting policies as those described in Note 2 to the Consolidated Financial Statements included herein.

•	The Integrated Networks - Group A reportable segment is comprised of the Anomaly Alliance (Anomaly, Concentric Partners, Hunter, Mono, Y Media Labs) and Colle McVoy operating segments.

•
The Integrated Networks - Group B reportable segment is comprised of the Constellation (72andSunny, CPB, Instrument and Redscout) and Doner Partner Network (6degrees, Doner, KWT, Union, Veritas and Yamamoto) operating segments.

The operating segments aggregated within the Integrated Networks - Group A and B reportable segments provide a range of services for their clients, primarily including strategy, creative and production for advertising campaigns across a variety of platforms (print, digital, social media, television broadcast) as well as public relations and communications services, experiential, social media and influencer marketing. These operating segments share similar characteristics related to (i) the nature of their services; (ii) the type of clients and the methods used to provide services; and (iii) the extent to which they may be impacted by global economic and geopolitical risks. In addition, these operating segments compete with each other for new business and from time to time have business move between them. While the operating segments are similar in nature, the distinction between the Integrated Networks - Group A and B is the aggregation of operating segments that have the most similar historical and expected average long-term profitability.

•
The Media & Data Network reportable segment is comprised of a single operating segment that combines media buying and planning across a range of platforms (out-of-home, paid search, social media, lead generation, programmatic, television broadcast) with technology and data capabilities.

•
All Other consists of the Company’s remaining operating segments that provide a range of services including advertising, public relations and marketing communication services, but generally do not have similar services offerings or financial characteristics as those aggregated in the reportable segments. The All Other category includes Allison & Partners, Bruce Mau, Forsman & Bodenfors, Hello, Team and Vitro.

•
Corporate consists of corporate office expenses incurred in connection with the strategic resources provided to the operating segments, as well as certain other centrally managed expenses that are not fully allocated to the operating segments. These office and general expenses include (i) salaries and related expenses for corporate office employees,

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
21. Segment Information - (continued)

including employees dedicated to supporting the operating segments, (ii) occupancy expenses relating to properties occupied by all corporate office employees, (iii) other office and general expenses including professional fees for the financial statement audits and other public company costs, and (iv) certain other professional fees managed by the corporate office. Additional expenses managed by the corporate office that are directly related to the operating segments are allocated to the appropriate reportable segment and the All Other category.

	Years Ended December 31,
	2019	2018	2017
Revenue:
Integrated Networks - Group A	$392,101	$393,890	$337,104
Integrated Networks - Group B	531,717	551,317	591,630
Media & Data Network	161,451	183,287	200,757
All Other	330,534	346,594	384,288
Total	$1,415,803	$1,475,088	$1,513,779

Adjusted EBITDA
Integrated Networks - Group A	$74,822	$75,609	$69,084
Integrated Networks - Group B	84,568	74,091	91,155
Media & Data Network	7,746	12,205	23,707
All Other	37,618	38,307	51,906
Corporate	(30,601)	(38,761)	(32,360)
Total Adjusted EBITDA	$174,153	$161,451	$203,492

Depreciation and amortization	$(38,329)	$(46,196)	$(43,474)
Goodwill and other impairment	(8,599)	(87,204)	(5,471)
Stock compensation expense	(31,040)	(18,416)	(24,350)
Deferred acquisition consideration expense/(income)	(5,403)	457	4,898
Gain/(Loss) on investments	(2,048)	(779)	(3,939)
Other expense/(income)	(9,274)	(7,879)	(253)
Total Operating Income	$79,460	$1,434	$130,903

Other Income (expense):
Interest expense and finance charges, net	$(64,942)	$(67,075)	$(64,364)
Foreign exchange gain (loss)	8,750	(23,258)	18,137
Other, net	(2,401)	230	1,346
Income (loss) before income taxes and equity in earnings of non-consolidated affiliates	20,867	(88,669)	86,022
Income tax expense (benefit)	10,316	29,615	(168,358)
Income (loss) before equity in earnings of non-consolidated affiliates	10,551	(118,284)	254,380
Equity in earnings of non-consolidated affiliates	352	62	2,081
Net income (loss)	10,903	(118,222)	256,461
Net income attributable to the noncontrolling interest	(16,156)	(11,785)	(15,375)
Net income (loss) attributable to MDC Partners Inc.	$(5,253)	$(130,007)	$241,086

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
21. Segment Information - (continued)

	Years Ended December 31,
	2019	2018	2017
Depreciation and amortization:
Integrated Networks - Group A	$8,559	$9,602	$8,599
Integrated Networks - Group B	15,904	19,032	14,401
Media & Data Network	4,303	3,820	4,605
All Other	8,695	12,980	14,771
Corporate	868	762	1,098
Total	$38,329	$46,196	$43,474

Stock-based compensation:
Integrated Networks - Group A	$24,420	$5,792	$9,257
Integrated Networks - Group B	4,303	6,890	9,058
Media & Data Network	63	320	643
All Other	374	755	3,258
Corporate	1,880	4,659	2,134
Total	$31,040	$18,416	$24,350

Capital expenditures:
Integrated Networks - Group A	$5,934	$8,228	$10,242
Integrated Networks - Group B	9,270	6,352	15,739
Media & Data Network	627	1,632	4,026
All Other	2,729	3,985	2,928
Corporate	36	67	23
Total	$18,596	$20,264	$32,958

A summary of the Company’s long-lived assets, comprised of fixed assets, goodwill and intangibles, net, by geographic region at December 31, is set forth in the following table.

	United States	Canada	Other	Total
Long-lived Assets
2019	$68,497	$4,475	$8,082	$81,054
2018	$76,781	$4,779	$6,629	$88,189

Goodwill and Intangible Assets
2019	$659,584	$64,842	$62,158	$786,584
2018	$671,141	$61,748	$67,628	$800,517
The Company’s CODM does not use segment assets to allocate resources or to assess performance of the segments and therefore, total segment assets have not been disclosed.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)
21. Segment Information - (continued)

A summary of the Company’s revenue by geographic region at December 31 is set forth in the following table.

	United States	Canada	Other	Total
Revenue:
2019	$1,116,047	$105,066	$194,690	$1,415,803
2018	$1,152,055	$124,023	$199,010	$1,475,088
2017	$1,172,319	$123,138	$218,322	$1,513,779

22. Quarterly Results of Operations (Unaudited)
The following table sets forth a summary of the Company’s consolidated unaudited quarterly results of operations for the years ended December 31, in thousands of dollars, except per share amounts. The Company identified certain errors related to prior periods that were not material to any of the Company’s prior period financial statements; however, the cumulative effect of these errors could be considered material to the Company's financial statements subsequent to December 31, 2019. As such, the Company revised the prior period financial statements.
As a result of the errors, the balance sheet as of December 31, 2019 changed as follows: Accounts receivable, Goodwill and Deferred tax assets declined by $1,115, $8,983 and $1,088, respectively, and Accumulated deficit increased by $11,186. In addition, in the fourth quarter of 2019, the change to the Consolidated Statement of Operations was to increase the Goodwill and other asset impairment by $780 and decrease income tax expense by $217 resulting in a decline in Net income (loss) attributable to MDC Partners Inc. by $563.
As a result of the errors, the balance sheet as of December 31, 2018 changed as follows: Accounts receivable, Goodwill and Deferred tax assets declined by $1,115, $8,203 and $1,305, respectively, and Accumulated deficit increased by $10,623. In addition, in the fourth quarter of 2018, the change to the Consolidated Statement of Operations was to decrease Revenue by $1,115, increase Goodwill and other asset impairment by $7,147 and decrease income tax expense by $1,988 resulting in a decline in Net income (loss) attributable to MDC Partners Inc. by $6,274.

MDC PARTNERS INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(thousands of United States dollars, except per share amounts, unless otherwise stated)

	Quarters
	First	Second	Third	Fourth (As adjusted)
Revenue:
2019	$328,791	$362,130	$342,907	$381,975
2018	$326,968	$379,743	$375,830	$392,547
Cost of services sold:
2019	$237,153	$240,749	$222,448	$260,726
2018	$243,030	$253,390	$238,690	$256,088
Net Income (loss):
2019	$316	$7,333	$5,513	$(2,259)
2018	$(28,519)	$5,951	$(13,667)	$(81,987)
Net income (loss) attributable to MDC Partners Inc.:
2019	$(113)	$4,290	$(1,752)	$(7,678)
2018	$(29,416)	$3,406	$(16,125)	$(87,872)
Income (loss) per common share:
Basic
2019	$(0.04)	$0.01	$(0.07)	$(0.14)
2018	$(0.56)	$0.02	$(0.32)	$(1.57)
Diluted
2019	$(0.04)	$0.01	$(0.07)	$(0.14)
2018	$(0.56)	$0.02	$(0.32)	$(1.57)

The above revenue, cost of services sold, and income (loss) have primarily been affected by acquisitions and divestitures.
Historically, with some exceptions, the Company’s fourth quarter generates the highest quarterly revenues in a year. The fourth quarter has historically been the period in the year in which the highest volumes of media placements and retail related consumer marketing occur.
Income (loss) have been affected as follows:

•	The fourth quarter of 2019 and 2018 included a foreign exchange gain of $4,348 and a loss of $13,323, respectively.

•	The fourth quarter of 2019 and 2018 included stock-based compensation charges of $18,408 and $1,533, respectively.

•	The fourth quarter of 2019 and 2018 included changes in deferred acquisition resulting in income of $9,030 and $8,979, respectively.

•
The fourth quarter of 2019 and 2018 included goodwill, right-of-use assets and related leasehold improvement impairment charges of $6,655 and goodwill and other asset impairment charges of $63,879, respectively.

•
The fourth quarter of 2019 included income tax benefit of $2,830 relating to the decrease to the Company’s valuation allowance. The fourth quarter of 2018 included income tax expense related to the increase of the Company’s valuation allowance of $49,447.